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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bristol-Myers Squibb Company
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Proxy Statement

2016 Annual Meeting of Shareholders

Bristol-Myers Squibb

 PROXY STATEMENT

345 Park Avenue
New York, New York 10154-0037

 NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

            Notice is hereby given that the 2016 Annual Meeting of Shareholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 3, 2016, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

  •
  to elect to the Board of Directors the 11 persons nominated by the Board, each for a term of one year;

  •
  to conduct an advisory vote to approve the compensation of our named executive officers;

  •
  to ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2016;

  •
  to consider one shareholder proposal, if presented at the meeting; and

  •
  to transact such other business as may properly come before the meeting or any adjournments thereof.

            Holders of record of our common and preferred stock at the close of business on March 11, 2016 will be entitled to vote at the meeting.

By Order of the Board of Directors Katherine R. Kelly Associate General Counsel and Corporate Secretary

Dated: March 23, 2016

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO WWW.PROXYVOTE.COM and vote via the Internet;

  (2)
  CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

Dear fellow shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Bristol-Myers Squibb Company on Tuesday, May 3, 2016, at 10:00 a.m. at our offices located in Plainsboro, New Jersey. We hope that you will be able to attend.

During the meeting, we will cover a number of business items, including the election of directors, advisory vote to approve the compensation of our named executive officers, ratification of the appointment of an independent registered public accounting firm, and consideration of one shareholder proposal. Your vote is very important. Last year, over 88% of the outstanding shares were represented at the Annual Meeting. Whether or not you attend in person, we hope that your shares will be represented at the meeting.

During the meeting, we will also discuss the important work we did last year for patients. From transforming cancer care to diversifying our portfolio to building an even stronger organization, 2015 was an extraordinary year for Bristol-Myers Squibb. Perhaps most significantly, we also became an even more patient-centric company, devoting more time and attention to the people at the center of everything we do – our patients and their families.

And lastly, we will use the opportunity to thank Lewis Campbell for his many years of dedicated service to Bristol-Myers Squibb and our shareholders. Lewis will retire from the Board of Directors effective after this Annual Meeting. We will also welcome Peter Arduini to the Board. Pete was elected to serve as a member of our Board of Directors effective April 1, 2016.

We look forward to welcoming many of you to our 2016 Annual Meeting.

Giovanni Caforio, M.D. Chief Executive Officer	Lamberto Andreotti Chairman of the Board

To my fellow shareholders:

2015 was an extraordinary year for Bristol-Myers Squibb and it represented an important inflection point for our company. We emerged from a multi-year transformation to deliver strong operational performance, establishing a position of strength as we enter this exciting next chapter. 2015 was marked by significant growth across our core priority brands, advancement of our leadership position in immuno-oncology, which is a new way of treating cancer by using the body's own immune system, and investment in our key therapeutic areas to further strengthen our pipeline.

We also underwent an important leadership transition. In May, Giovanni Caforio succeeded Lamberto Andreotti as Chief Executive Officer and Lamberto became Chairman of the Board. Additionally, the independent members of the Board elected a Lead Independent Director, with significant independent leadership responsibilities. We believe this leadership structure best positions Bristol-Myers Squibb to execute against our strategic goals as we enter the next chapter of expected growth, while maintaining strong independent leadership in the boardroom.

Your Board remains committed to continued excellence in governance, openness to shareholder feedback, and practices that ensure the Board is comprised of skilled, diverse and engaged members. As evidence of this commitment, three key areas of focus in 2015 are worth highlighting:

  •
  Ongoing shareholder dialogue. Both the Board and senior management team are committed to ongoing and constructive engagement with shareholders. Communicating directly with our shareholders and bringing that feedback to the Board was a top priority for me upon being elected Lead Independent Director. During 2015, I met directly with shareholders representing over 20% of our outstanding shares. The input investors provided enabled the Board to more thoroughly evaluate our governance practices, including the proxy access bylaw that we adopted in February, and inform our executive compensation program.
  •
  Regular Board evaluation. During our dialogue with shareholders this year, a common focus was Board effectiveness, including Board composition and practices that ensure the Board remains highly engaged. We were pleased to discuss our robust Board and committee evaluation process, which is led by the Committee on Directors and Corporate Governance. We have also significantly enhanced our proxy statement disclosure regarding Board composition in order to provide even greater transparency to our shareholders.
  •
  Significant changes to our executive compensation program. Following a disappointing level of support for our advisory vote on executive compensation in 2015, extensive shareholder engagement on our compensation practices, and a thorough review of our compensation practices in the context of our evolving business, the Compensation and Management Development Committee made significant changes to our executive compensation program. These changes further enhance the structural alignment between our incentive program and our strategy, and directly reflect the feedback we received from shareholders. These changes are described in further detail in both our proxy summary on page three and in the "Compensation Discussion and Analysis", which begins on page 33.

At Bristol-Myers Squibb, our Mission is "to discover, develop and deliver innovative medicines that help patients prevail over serious diseases." My fellow Directors and I believe in this Mission, and we strive to ensure from the boardroom that the company is well positioned to be successful in this important undertaking. Thank you for your continued support.

Togo D. West, Jr. Lead Independent Director Chair, Compensation and Management Development Committee

PROXY STATEMENT SUMMARY

2016 Annual Meeting of Shareholders

Date:	Tuesday, May 3, 2016
Time:	10:00 a.m.
Place:	777 Scudders Mill Road, Plainsboro, New Jersey

For additional information about the Annual Meeting, see "Frequently Asked Questions" beginning on page 94.

Voting Matters

Item	Proposal	Board Vote Recommendation	Required Vote	Page Number
1	Election of Directors	FOR ALL	Majority of votes cast	10
2	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of shares voted	84
3	Ratification of the appointment of an independent registered public accounting firm	FOR	Majority of shares voted	85
4	Shareholder proposal on special shareowner meetings	AGAINST	Majority of shares voted	88

2015 Performance Highlights

            2015 marked Bristol-Myers Squibb's emergence from a multi-year transformation to an exciting new chapter for the company. Following a number of years of foundation-building and working to streamline our core therapeutic areas, we delivered strong operational and financial performance in 2015 that created significant value for our shareholders.

Key Operational and Financial Highlights for 2015

            2015 was an exceptional year in which we began a new chapter of growth and laid a strong foundation for our future as we continued to advance a diversified pipeline of innovative medicines. In a year during which we lost exclusivity of Abilify, our largest product in 2014, we increased revenues by 4% compared to 2014. In addition, although our GAAP diluted earnings per share decreased by 23% due to higher research and development expenses as noted in the footnote below, our non-GAAP diluted earnings per share increased by 9% compared to 2014. This growth was the result of the strong performance of new and inline brands (products that are not expected to lose exclusivity for at least the next few years in the U.S. or EU), significant clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, and a strong balance sheet.

	Full Year
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$16,560	$15,879	4%
GAAP Diluted EPS (1)	0.93	1.20	(23%)
Non-GAAP Diluted EPS (2)	2.01	1.85	9%

(1)
The decrease in GAAP EPS in 2015 was due to higher research and development expenses as a result of upfront payments for licensing and asset acquisitions of investigational compounds, including Flexus Biosciences Inc. and Cardioxyl Pharmaceuticals, Inc., which were acquired for upfront payments of $800 million and $200 million, respectively. After excluding specified items due to their significant and/or unusual nature, the increase in non-GAAP

EPS in 2015 was primarily due to higher revenues. The exclusion of such specified items for 2015 is consistent with the company's current policies and procedures, as well as our past practices.
(2)	Our non-GAAP financial measures, including non-GAAP earnings and related EPS information, are adjusted to exclude specified items which represent certain costs, expenses, gains and losses and other items impacting the comparability of financial results. For a detailed listing of all specified items and further information, including reconciliations of non-GAAP financial measures, please refer to "—Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2015.

Total Revenues of Select Key Products (Dollars in Millions)

Unprecedented Achievements in Immuno-Oncology in 2015

            Our achievements in immuno-oncology in 2015 with our new drug Opdivo have been unprecedented not only for Bristol-Myers Squibb, but within the market broadly. In 2015, Opdivo demonstrated an overall survival benefit in three large Phase III studies, which led to early study stops, with a total of five Opdivo Phase III trials stopped early because the data showed an overall survival benefit compared with standard of care therapy. Within 12 months of Opdivo's first approval in the U.S. for metastatic melanoma in late December 2014, we worked with unprecedented speed with the U.S. Food and Drug Administration (FDA) and received five additional U.S. approvals for indications across three different tumor types, transforming cancer care in advanced non-small cell lung cancer, melanoma and kidney cancer. As of the end of 2015, Opdivo was approved in over 40 countries. As a result of the efficacy demonstrated in trials, the breadth of our innovative clinical development program across multiple cancer types simultaneously, and the innovation of our people, the timelines for clinical trials, regulatory approvals and market adoption of Opdivo have all progressed with unprecedented speed. These achievements have further advanced our leadership position in immuno-oncology.

Execution of our Strategy Continues to Create Value for Shareholders

            Our total shareholder return (stock price appreciation plus dividends), or TSR, reflects our financial and operational achievements in 2015 and continues to outpace our peers, as we delivered over 19% in one-year TSR and more than 131% in three-year TSR, while increasing the dividend for the seventh year in a row.

Director Nominees

            Our Committee on Directors and Corporate Governance maintains an active and engaged Board, whose diverse skill sets benefit from both the industry and company-specific knowledge of our longer-tenured directors, as well as the fresh perspectives brought by our newer directors. We continually review our Board's composition with a focus on refreshing necessary skill sets as our business strategy and industry dynamics evolve.

Name	Occupation	Independent	Committee Memberships*	Other Public Company Boards

Lamberto Andreotti Chairman of the Board Age: 65 Director Since: 2009	Chairman of the Board of Directors and Former Chief Executive Officer of the Company	No		1
Togo D. West, Jr. Lead Independent Director Age: 73 Director Since: 2008	Chairman of TLI Leadership Group and Former U.S. Secretary of Veterans Affairs	Yes	CDCG (c); CMDC	2
Peter J. Arduini Age: 51 Director Since: 2016**	President and Chief Executive Officer of Integra LifeSciences Holdings Corporation	Yes	Audit	1
Giovanni Caforio, M.D. Age: 51 Director Since: 2014	Chief Executive Officer of the Company	No		0
Laurie H. Glimcher, M.D. Age: 64 Director Since: 1997	Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs	Yes	S&T	1
Michael Grobstein Age: 73 Director Since: 2007	Former Vice Chairman of Ernst & Young LLP	Yes	Audit; CMDC (c)	1
Alan J. Lacy Age: 62 Director Since: 2008	Non-Executive Chairman, Dave & Buster's Entertainment, Inc. and former Vice Chairman and CEO of Sears Holdings Corporation	Yes	Audit (c); CDCG	1
Thomas J. Lynch, Jr., M.D. Age: 55 Director Since: 2014	Chairman and Chief Executive Officer, Massachusetts General Physicians Organization	Yes	CDCG; S&T	0
Dinesh C. Paliwal Age: 58 Director Since: 2013	Chairman, President and Chief Executive Officer of Harman International Industries, Inc.	Yes	Audit; CDCG	1
Vicki L. Sato, Ph.D. Age: 67 Director Since: 2006	Professor of Management Practice at the Harvard Business School	Yes	CMDC; S&T (c)	2
Gerald L. Storch Age: 59 Director Since: 2012	Chief Executive Officer of Hudson's Bay Company	Yes	Audit; CMDC	1

* Committee memberships listed as of the date of this Annual Meeting. **Mr. Arduini was elected to serve as a member of the Board of Directors effective April 1, 2016.	Audit: Audit Committee CDCG: Committee on Directors and Corporate Governance CMDC: Compensation and Management Development Committee S&T: Science and Technology Committee (c): Committee Chair

Corporate Governance Highlights

            We are committed to strong governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The "Corporate Governance and Board Matters" section beginning on page 19 describes our governance framework, which includes the following key governance best practices that we have adopted:

✓	Annual election of Directors	✓	Proxy access shareholder right
✓	Majority voting standard for election of Directors	✓	Limit on number of public company directorships Board members may hold (4)
✓	Shareholder right to call a special meeting (25%)	✓	Director retirement policy (age 75)
✓	No supermajority voting provisions for common shareholders	✓	Clawback and recoupment policies
✓	Proactive shareholder engagement	✓	Share ownership and retention policy
✓	Robust related party transaction policies and procedures	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Semi-annual disclosure of political contributions	✓	No shareholder rights plan

Shareholder Engagement and Responsiveness

            We continued to place a high priority on engagement with our shareholders in 2015, meeting with shareholders representing over 40% of our shares outstanding. Our Lead Independent Director participated in a number of these meetings. The feedback received through these efforts was shared with the entire Board and members of senior management.

            During 2015, we received valuable feedback from our shareholders on our compensation practices, and this feedback directly informed the changes that our Compensation and Management Development Committee made to our executive compensation program in order to further align our incentive structure with our strategy. These changes are summarized below and detailed in the "Compensation Discussion and Analysis" beginning on page 33.

            This year the Board also made it a priority to understand our shareholders' sentiments on the evolving environment regarding proxy access. After hearing the variety of opinions shared with us on this topic, our Board, in keeping with its commitment to governance best practices, adopted a proxy access shareholder right in February 2016. The Board took particular care to adopt a bylaw with provisions that reflect the input of our shareholders, the details of which are described on page 13.

            We encourage our registered shareholders to use the space provided on the proxy card to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

Executive Compensation

            The Compensation and Management Development Committee firmly believes in pay-for-performance and has structured the executive compensation program to align our executives' interests with those of our shareholders.

            On May 5, 2015, Dr. Caforio became the Chief Executive Officer of the company and his compensation package as Chief Executive Officer, effective May 5, 2015, is:

  •
  Base salary of $1,400,000;
  •
  Annual target incentive of 150% of base salary;
  •
  Target value of long-term incentives of $9,723,644;
  •
  Target total compensation (defined as target total cash compensation plus target long-term incentives value) of $13,223,644, which places Dr. Caforio's 2015 target compensation at approximately the 25th percentile of our peer group, principally in consideration of Dr. Caforio's new tenure as Chief Executive Officer.

2015 Target Total CEO Compensation

In line with our commitment to a highly performance-based compensation structure, approximately 89% of Dr. Caforio's total target compensation (and approximately 82% of the target total compensation for our other named executive officers) is variable and at risk, based on the financial, operational, strategic and share price performance of the company.

Significant Compensation Program Changes for 2016

            During 2015, our Board and management conducted extensive engagement with shareholders and performed an in-depth review of our compensation program in the context of our pay philosophy and strategic goals. As a result, the Compensation and Management Development Committee determined to make a number of changes to our compensation program that will become effective in 2016. These changes are intended to:

  •
  Further enhance the structural alignment between our incentive program and our strategy;
  •
  Respond directly to feedback received from shareholders and the results of our 2015 advisory vote on compensation; and
  •
  Improve disclosure and transparency of our compensation practices.

Compensation Program Changes for 2016
✓	Lengthened the performance period in our Performance Share Unit (PSU) program from one year to three years.
✓	Eliminated non-GAAP earnings per share (EPS) metric overlap in annual and long-term incentive plans. Non-GAAP EPS will remain a financial measure in our annual incentive plan, but will no longer be used in our PSU program.
✓	Introduced a new mix of financial performance metrics in our PSU program. Beginning in 2016, metrics will be: total revenues (net of foreign exchange), non-GAAP operating margin and three-year relative TSR.
✓	Reduced the annual maximum incentive opportunity from 251% to 200% of target.
✓	Increased the disclosure of target setting process and enhanced transparency of individual performance goals and determinations.

            Additional detail on our executive compensation program and the changes the Compensation and Management Development Committee approved in 2015 is provided in the "Compensation Discussion and Analysis" on page 33.

Shareholder Proposal

            We expect one shareholder proposal to be considered at this Annual Meeting. The proponent of this proposal (Item 4) requests that the Board take the steps necessary to amend the company's Bylaws to give holders in the aggregate of at least 15% of the company's common stock the power to call a special meeting. After careful consideration, and for the reasons outlined in the "Shareholder Proposal" section beginning on page 88, the Board recommends a vote AGAINST this proposal.

ITEM 1—ELECTION OF DIRECTORS

            Our Board of Directors has nominated 11 current directors, Lamberto Andreotti, Peter J. Arduini, Giovanni Caforio, M.D., Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Thomas J. Lynch, Jr., M.D., Dinesh C. Paliwal, Vicki L. Sato, Ph.D., Gerald L. Storch and Togo D. West, Jr., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2017 Annual Meeting.

Majority Vote Standard and Mandatory Resignation Policy

            A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the shareholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee's recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the shareholder vote. We will promptly disclose the Board's decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission (SEC) on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Criteria for Board Membership

            As specified in our Corporate Governance Guidelines, members of our Board should be persons with broad experience in areas important to the operation of our company. These include areas such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government. Board members should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Corporate Governance Guidelines also express the Board's belief that its membership should continue to reflect a diversity of gender, race and ethnicity.

All Director Nominees Possess:

Director Orientation and Continuing Education

            Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. For example, new directors typically participate in one-on-one introductory meetings with our senior business and functional leaders and participate in site visits to one or more of our locations. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the biopharmaceutical industry, both from senior management and from experts outside of the company. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

Director Independence

9 of our 11 director nominees are currently independent

            Our Corporate Governance Guidelines provide that a substantial majority of Board members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. Our Board has determined that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none currently have a direct or indirect material relationship with our company, except for Giovanni Caforio, M.D. and Lamberto Andreotti. Dr. Caforio and Mr. Andreotti are not considered independent directors because Dr. Caforio is currently our Chief Executive Officer and Mr. Andreotti was our Chief Executive Officer until May 2015.

Process for Determining Independence

            In accordance with our Corporate Governance Guidelines, our Board undertakes an annual review of director independence. In February 2016 and in March 2016, the Board considered all commercial and charitable relationships of our independent directors and director nominees, including the following relationships, which were deemed immaterial under our categorical standards (see Exhibit A):

  •
  Drs. Glimcher and Sato, Messrs. Grobstein and Storch, and Secretary West are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

  •
  Drs. Glimcher and Lynch, Mr. Grobstein and Secretary West, or one of their immediate family members, are employed by, or serve as directors of, businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institutions and the payments made did not exceed the greater of $1 million or 2% of such institutions' respective consolidated gross revenues.

  •
  Drs. Lynch and Sato, Mr. Grobstein and Secretary West are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of such organizations' respective consolidated gross revenues.

            Additionally, in determining whether our directors met the applicable independence standards, the Board also considered the following relationships which did not fall under our categorical standards:

  •
  Dr. Glimcher serves as a member of a non-profit institute's scientific advisory board that received charitable payments from the company in excess of 2% of their revenues in at least one of the last three years. She is not a director, executive officer or employee of this institute.

            The Board determined that none of these relationships impair the independence of these directors under the New York Stock Exchange's independence standards or otherwise.

            In addition, the Board considered Dr. Glimcher's new appointment as President and Chief Executive Officer of Dana-Farber Cancer Institute (Dana-Farber) beginning in January 2017. Because Bristol-Myers Squibb's payments to Dana-Farber exceeded 2% of Dana-Farber's consolidated gross revenues in one of the past three years, the Board has determined that Dr. Glimcher will no longer be independent upon assuming her new role with Dana-Farber.

Director Succession Planning and Identification of Board Candidates

Regular Assessment of our Board Composition

            The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of our Board, which incorporates the results of the Committee's annual evaluation process. The Committee also considers succession planning for its directors.

Identification and Selection of Director Nominees	Director Tenure

              The Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. The Committee also reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind the Board's commitment to maintain members of diverse experience and background. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, shareholders or others. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate. Mr. Arduini, who was elected to serve on the Board, effective April 1, 2016, was initially identified as a potential candidate for election to our Board by a third-party search firm retained by the Committee on Directors and Corporate Governance.

Shareholder Nominations for Director

            The Committee on Directors and Corporate Governance considers and evaluates shareholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Shareholder recommendations must be accompanied by disclosure, including written information about the recommended nominee's business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the required documents to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary.

Proxy Access Shareholder Right

            Following extensive engagement with our shareholders, our Board determined to adopt proxy access in February 2016, permitting a shareholder or group of up to 20 shareholders holding 3% of our outstanding shares of common stock for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in detail in our Bylaws. If you wish to propose any action pursuant to our proxy access bylaw provision, you must deliver a notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2017 Annual Meeting, we must receive this notice between January 3, 2017 and February 2, 2017. Shareholders should send their notices to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary.

2016 Director Nominees

            The following biographies of our director nominees reflect their Board Committee membership and Chair positions as of the date of this year's Annual Meeting.

Director since 2009 Chairman and Former CEO of the Company Other Directorships: Current: • E.I du Pont de Nemours and Company	LAMBERTO ANDREOTTI

Mr. Andreotti, age 65, has been our Chairman since May 2015 and was our Chairman-Designate from January to May 2015. He was elected to the Board of Directors in 2009.

Mr. Andreotti first joined the company in 1998 as Vice President and General Manager, European Oncology and Italy. Since then, he has held a number of positions of increasing responsibility. He was our Chief Operating Officer from May 2008 to May 2010 and in May 2010 he became our Chief Executive Officer, a position he held until May 2015.

Key Skills and Experience: Under Mr. Andreotti's leadership, Bristol-Myers Squibb has transformed into a leader in the biopharma industry and has pioneered the increasingly promising field of immuno-oncology.

With his 18 years experience at BMS, both in the U.S. and internationally, and his prior experience at other leading pharmaceutical companies, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry.

Director since 2008
Lead Independent Director

BMS Committees:

•

Compensation and
Management Development
Committee

•

Committee on Directors
and Corporate
Governance (Chair)

Other Directorships:

Current:

•

FuelCell Energy, Inc.

Past 5 Years:

•

Krispy Kreme
Doughnuts, Inc.

TOGO D. WEST, JR.

Secretary West, age 73, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006. From 2004 to 2014, he was Chairman of Noblis, Inc., a non-profit science and technology company, and a member of the Board of Trustees since 2001. He became Trustee Emeritus of Noblis in September 2014. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a non-profit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as U.S. Secretary of Veterans Affairs from 1998 to 2000 and as U.S. Secretary of the Army from 1993 to 1997. He is a Director on the Board of MedStar Health and a Trustee on the Council on Foreign Relations.

Key Skills and Experience: Secretary West's legal, business and government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President's Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the need to attract and retain talented employees and the public policy issues facing the healthcare industry, Secretary West is well-positioned to serve as Chair of our Committee on Directors and Corporate Governance and as a member of our Compensation and Management Development Committee. Furthermore, his first-hand knowledge of the many issues facing public companies positions him well to serve as our Lead Independent Director effective May 5, 2015.

Director since 2016 BMS Committees: • Audit Committee Other Directorships: Current: • Integra LifeSciences Holdings Corporation	PETER J. ARDUINI

Mr. Arduini, age 51, has been President and Chief Executive Officer of Integra LifeSciences Holdings Corporation, a global medical technology company, since January 2012 and currently serves as a member of Integra's Board of Directors. He served as President and Chief Operating Officer of Integra from November 2010 to January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, from 2005 to 2010. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Mr. Arduini also serves on the Board of Directors of ADVAMED (the Advanced Medical Technology Association), the Board of Directors of MDIC (the Medical Device Innovation Consortium), and the Board of Directors of the National Italian American Foundation.

Key Skills and Experience: With over 25 years in the healthcare industry, Mr. Arduini brings to the Board extensive leadership, business and operational experience, particularly with respect to manufacturing and sales of medical technology and devices. In addition, Mr. Arduini's experience serving as a public company chief executive officer and former chief operational officer positions him well to serve as a member of our Audit Committee.

Director since 2014 CEO of the Company	GIOVANNI CAFORIO, M.D.

Dr. Caforio, age 51, has been our Chief Executive Officer since May 2015. He was our Chief Executive Officer-Designate from January to May 2015, our Chief Operating Officer from June 2014 to May 2015, and he served as Executive Vice President and Chief Commercial Officer from November 2013 to June 2014. From October 2011 to November 2013, he served as President, U.S. He held the position of Senior Vice President, Global Commercialization and Immunology from May 2010 to October 2011. Prior to that, he served as Senior Vice President, Oncology, U.S. and Global Commercialization from March 2009 to May 2010. From January 2007 to March 2009 he served as Senior Vice President, U.S. Oncology and from May 2004 to January 2007, he served as Senior Vice President, European Marketing and Brand Commercialization. Dr. Caforio is a member of the Board of Trustees of Capital Health Systems and the Pharmaceutical Research and Manufacturers of America.

Key Skills and Experience: With over 26 years of pharmaceutical industry experience, including more than 15 years at the company, Dr. Caforio has overseen the creation of a fully integrated worldwide commercial organization as part of our continued evolution into a diversified specialty biopharma company. A physician by training, Dr. Caforio has worked across many businesses within the company, in Europe and the U.S., and has a proven record of developing talented leaders with the diverse experiences and competencies needed for the continued success of the company.

Director since 1997 BMS Committees: • Science & Technology Committee Other Directorships: Current: • Waters Corporation	LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 64, has served as the Stephen and Suzanne Weiss Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs since January 2012. In February 2016, Dr. Glimcher was named the next President and Chief Executive Officer of the Dana-Farber Cancer Institute beginning in January 2017. Dr. Glimcher was the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School from 1990 to December 2011. She is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences USA, and a member of the Institutes of Medicine of the National Academy of Sciences. She is also a member and past President of the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher serves on the Board of Trustees of Cornell University, the Board of Overseers of Weill Cornell Medical College and the Memorial Sloan-Kettering Cancer Center Board of Overseers. Dr. Glimcher also serves on the Scientific Advisory Boards of Cancer Research Institute, Health Care Ventures, Inc. and American Asthma Foundation.

Key Skills and Experience: Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as a member of our Science and Technology Committee.

Director since 2007

BMS Committees:

•

Audit Committee

•

Compensation and
Management Development
Committee (Chair)

Other Directorships:

Current:

•

Mead Johnson Nutrition
Company

Past 5 Years:

•

Given Imaging

MICHAEL GROBSTEIN

Mr. Grobstein, age 73, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

Key Skills and Experience: With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein's depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as Chair of our Compensation and Management Development Committee and a member of our Audit Committee.

Director since 2008

BMS Committees:

•

Audit Committee (Chair)

•

Committee on Directors
and Corporate Governance

Other Directorships:

Current:

•

Dave & Buster's
Entertainment, Inc.
(Non-Executive Chairman)

Past 5 Years:

•

The Hillman Companies

•

The Western Union
Company

ALAN J. LACY

Mr. Lacy, age 62, is currently the Non-Executive Chairman of Dave & Buster's Entertainment Inc. and previously served as the Chairman and Chief Executive Officer of Sears, Roebuck and Co. and the Vice Chairman and Chief Executive Officer of its successor, Sears Holdings Corporation, from 2000 to 2005. Mr. Lacy also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. More recently, Mr. Lacy served as Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, from 2007 to 2014. He is Trustee of Fidelity Funds and the California Chapter of The Nature Conservancy. Mr. Lacy is a Director of the Center for Advanced Study in the Behavioral Sciences at Stanford University.

Key Skills and Experience: Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Director since 2014 BMS Committees: • Committee on Directors and Corporate Governance • Science & Technology Committee Other Directorships: Past 5 Years: • Infinity Pharmaceuticals	THOMAS J. LYNCH, JR., M.D.

Dr. Lynch, age 55, has served as Chairman and Chief Executive officer of Massachusetts General Physicians Organization since July 2015. He has also served as a member of the Massachusetts General Hospital Board since 2015. He served as the Director of Yale Cancer Center and was the Richard and Jonathan Sackler Professor of Internal Medicine, Yale Cancer Center, Yale School of Medicine from 2009 to 2015. He has also served as the Physician-in-Chief of Smilow Cancer Hospital, Yale-New Haven since 2009. Prior to 2009, he served as Professor of Medicine at Harvard Medical School and Chief of Hematology/Oncology at Massachusetts General Hospital. Dr. Lynch is a member of the American Association for Cancer Research, the American Society of Clinical Oncology, and the International Association for the Study of Lung Cancer. He also serves as a Director on the board of the Kenneth B. Schwartz Center for Compassionate Healthcare and is a member of the Scientific Advisory Board of Arvinas, Inc.

Key Skills and Experience: Dr. Lynch is an internationally recognized oncologist known for his leadership in the treatment of lung cancer with a special interest in personalized medicine. His experience as a practicing physician, clinical researcher and administrator of a medical center position him well to serve as a member of our Science and Technology Committee and our Committee on Directors and Corporate Governance.

Director since 2013

BMS Committees:

•

Audit Committee

•

Committee on Directors
and Corporate
Governance

Other Directorships:

Current:

•

Harman International
Industries, Inc. (Executive
Chairman & CEO)

Past 5 Years:

•

ADT Corporation

•

Tyco International, Ltd.

DINESH C. PALIWAL

Mr. Paliwal, age 58, has served as Executive Chairman, President and Chief Executive Officer of Harman International Industries, Inc., a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional markets, since July 2008. Mr. Paliwal has served as President and Chief Executive Officer of Harman since July 2007. Prior to joining Harman, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal is a member of the CEO Business Roundtable.

Key Skills and Experience: Mr. Paliwal brings to the Board extensive leadership, business and governance experience having served as a public company chief executive officer and a senior executive officer of various divisions of a multinational corporation. His engineering and financial background, together with his worldwide experience, particularly in emerging markets, provide him with a heightened understanding of the complex issues which arise in the global marketplace. In addition, Mr. Paliwal's prior service as a member of the audit and nominating and governance committees at other public companies positions him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

Director since 2006 BMS Committees: • Compensation and Management Development Committee • Science & Technology (Chair) Other Directorships: Current: • PerkinElmer Corporation • BorgWarner, Inc.	VICKI L. SATO, PH.D.

Dr. Sato, age 67, has served as a professor of management practice at the Harvard Business School since July 2005. From July 2005 to October 2014 she served as professor of the practice of molecular and cell biology at Harvard University. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Key Skills and Experience: Dr. Sato's extensive and distinctive experience in business, academia and science over more than 31 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as Chair of our Science and Technology Committee. Her experience serving on the compensation committees of other healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Director since 2012 BMS Committees: • Audit Committee • Compensation and Management Development Committee Other Directorships: Current: • Supervalu, Inc. (Non-Executive Chairman)	GERALD L. STORCH

Mr. Storch, age 59, has served as Chief Executive Officer of Hudson's Bay Company since January 2015, a leading owner and operator of department stores including Saks Fifth Avenue, Lord & Taylor, Hudson's Bay Department Stores, Home Outfitters, Saks OFF 5th, Kaufhof, Inno, and the e-commerce business Gilt. From November 2013 to January 2014 he served as Chairman and Chief Executive Officer of Storch Advisors. He also served as Chairman of Toys"R"Us, Inc. from February 2006 to November 2013 and Chief Executive Officer of Toys"R"Us from February 2006 to May 2013. Prior to joining Toys"R"Us, Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. He is a director of Fanatics, Inc.

Key Skills and Experience: A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multinational business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Active Board Oversight of Our Governance

            Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board keeps itself informed of company business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb; by reviewing materials provided to Board members by management and by outside advisors; and by participating in Board and Board Committee meetings.

            The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The "Compensation Discussion and Analysis" beginning on page 33 discusses many of these policies and procedures.

            The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews the Corporate Governance Guidelines and, from time to time, our Board revises them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board Leadership Structure

            The company's governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.

            Our Board dedicated significant consideration to our leadership structure in the context of the retirement of both our Chairman and our Chief Executive Officer in 2015. The Board's analysis of our leadership structure took into account many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines and the best interests of our shareholders. Our Board believes that in the context of the transition of our Chief Executive Officer, it is in the best interests of the company to have our former Chief Executive Officer, Mr. Andreotti, serve as Chairman and work closely with our current Chief Executive Officer to ensure we continue to successfully emerge as a diversified specialty biopharmaceutical company. Our Board determined that Mr. Andreotti's deep institutional knowledge and industry experience uniquely position him to serve as Chairman during this period of transition for the Chief Executive Officer.

            Additionally, in accordance with our Corporate Governance Guidelines, the Board recognizes the importance of appointing a Lead Independent Director to maintain a strong counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Lead Independent Director is selected annually by the independent directors. Secretary West was elected to serve as our Lead Independent Director, effective May 5, 2015, and the independent directors have elected Secretary West to continue to serve in that position following the May 2016 annual meeting.

            The Lead Independent Director's responsibilities include, among others:

✓	Serving as liaison between the independent directors and the Chairman	✓	Approving the quality, quantity and timeliness of information sent to the Board
✓	Reviewing and approving meeting agendas and sufficiency of time	✓	Serving a key role in Board and Chief Executive Officer evaluations
✓	Calling meetings of the independent directors	✓	Responding directly to shareholder and stakeholder questions, as appropriate
✓	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and the Chief Executive Officer are not present, including executive sessions of the independent directors	✓	Providing feedback from executive sessions of the independent directors to the Chief Executive Officer, other senior management and to the Chairman
✓	Communicating with major shareholders, as appropriate	✓	Recommending advisors and consultants

            The Board believes this structure provides an effective, high-functioning Board, as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board's leadership structure on at least an annual basis and make changes at such times as it deems appropriate.

Board's Role in Strategic Planning and Risk Oversight

            Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our next steps as we emerge as a diversified specialty biopharmaceutical company.

            Furthermore, in setting our business strategy, the Board plays a critical role in determination of the types and appropriate levels of risk undertaken by the company.

•
Constant focus on strategy:  Throughout the year, our Board provides guidance to management on strategy and helps to refine operating plans to implement the strategy.
•
Annual strategy deep-dive:  Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting.
•
Dedicated to oversight of risk management:  As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively.

            Our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how our Board Committees are involved in this process:

Audit Committee	Regularly reviews and discusses with management our process to assess and manage enterprise risks, including those related to market/environmental, strategic, financial, operational, legal, compliance, information security and reputation

Compensation and Management Development Committee	Annually evaluates our incentive compensation programs to determine whether incentive pay encourages excessive or inappropriate risk-taking

Committee on Directors and Corporate Governance	Regularly considers and makes recommendations to the Board concerning the appropriate size, function and needs of the Board, determines the criteria for Board membership, provides oversight of our corporate governance affairs and reviews corporate governance practices and policies

Science and Technology Committee	Regularly reviews our pipeline to evaluate our progress in achieving our near-term and long-term strategic research and development goals and objectives and assures that we make well-informed choices in the investment of our research and development resources, among other things

Risk Assessment of Compensation Policies and Practices

            The Compensation and Management Development Committee annually conducts a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive or inappropriate risk-taking behavior. These features include:

✓	Balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price	✓	Clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards
✓	Multiple metrics in our incentive programs that balance top-line, bottom-line and pipeline performance	✓	Share ownership and retention guidelines applicable to our senior executives
✓	Caps in our incentive program payout formulas	✓	Equity award policies that limit risk by having fixed annual grant dates
✓	Reasonable goals and objectives in our incentive programs	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment	✓	All non-sales managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee
✓	The Compensation and Management Development Committee's ability to exercise downward discretion in determining incentive program payouts	✓	Mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles of Integrity) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions

Annual Evaluation Process

            Our Board recognizes the important role Board and committee evaluations play in ensuring the effective functioning of our Board. The committee evaluation process of gathering and analyzing feedback is led by each committee chair and commences at the first committee meetings of the year. In March, the Board undertakes its own, separate evaluation process, led by our Chairman and our Lead Independent Director, and committee chairs report to the Board the results of each committee's own evaluation process. Our Board also believes in the importance of continuously improving the functioning of our Board and committees, and the Lead Independent Director actively conveys directors' feedback on an ongoing basis to our Chairman and Chief Executive Officer.

Meetings of our Board

            Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2015, the Board met seven times. The average aggregate attendance of directors at Board and committee meetings was over 97%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met six times during 2015 to discuss such topics as our independent directors determined, including the evaluation of the performance of our current Chief Executive Officer.

Annual Meeting of Shareholders

            Directors are strongly encouraged, but not required, to attend the Annual Meeting of Shareholders. All of the 2015 nominees for director attended our 2015 Annual Meeting of Shareholders except for Laurie H. Glimcher, M.D. who had a long-standing previous commitment.

Committees of our Board

            Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four standing committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at http://bms.com/ourcompany/governance/Pages/board_committees_charters.aspx. Each of these Board Committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

            The table below indicates the current members of our standing Board Committees and the number of meetings held in 2015:

Director	Audit(5)	Committee on Directors and Corporate Governance	Compensation and Management Development	Science and Technology(6)
Lamberto Andreotti
Giovanni Caforio, M.D.
Lewis B. Campbell(1)		C	X
Laurie H. Glimcher, M.D.(2)	X			X
Michael Grobstein(3)	X		X
Alan J. Lacy	C	X
Thomas J. Lynch, Jr., M.D.		X		X
Dinesh C. Paliwal	X	X
Vicki L. Sato, Ph.D.			X	C
Gerald L. Storch	X		X
Togo D. West, Jr.(4)		X	C
Number of 2015 Meetings	6	4	6	10

"C"
indicates Chair of the committee.
(1)
Mr. Campbell will retire from our Board effective after the 2016 Annual Meeting.
(2)
Dr. Glimcher will cease to serve on the Audit Committee effective May 3, 2016.
(3)
Mr. Grobstein will assume the role of Chair of the Compensation and Management Development Committee effective May 3, 2016.
(4)
Secretary West was elected to serve as our Lead Independent Director effective May 5, 2015. Secretary West will cease to serve as Chair of the Compensation and Management Development Committee and will assume the role of Chair of the Committee on Directors and Corporate Governance effective May 3, 2016.
(5)
Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Arduini, Grobstein, Lacy and Storch each qualify as an "audit committee financial expert" under the applicable SEC rules. Mr. Arduini will become a member of the Audit Committee effective May 3, 2016.
(6)
Francis Cuss, MB BChir, FRCP, our Executive Vice President and Chief Scientific Officer, is a member of the Science and Technology Committee but he is not a member of our Board.

            The following descriptions reflect each standing Board Committee's membership and Chair effective as of May 3, 2016.

Audit Committee
Committee Chair: Alan J. Lacy Additional Members: Peter J. Arduini Michael Grobstein Dinesh C. Paliwal Gerald L. Storch	Key Responsibilities

•

Overseeing and monitoring the quality of our accounting and auditing practices

•

Appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting

•

Assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) enterprise risk assessment and risk management policies and guidelines

•

Reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance

•

Producing the required Audit Committee Report for inclusion in our Proxy Statement

•

Overseeing the implementation and effectiveness of our compliance and ethics program

•

Reviewing our information security and data protection program

Committee on Directors and Corporate Governance
Committee Chair: Togo D. West, Jr. Additional Members: Alan J. Lacy Thomas J. Lynch, Jr. M.D. Dinesh Paliwal	Key Responsibilities

•

Providing oversight of our corporate governance affairs and reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board

•

Identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of shareholders

•

Reviewing and recommending annually to our Board the compensation of non-employee directors

•

Considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures

•

Evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence

•

Providing oversight of the company's political activities

•

Considering matters relating to the company's responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company's employees and shareholders

•

Overseeing the annual evaluation process of the Board and its Committees

Compensation and Management Development Committee
Committee Chair: Michael Grobstein Additional Members: Gerald L. Storch Vicki L Sato Ph.D. Togo D. West, Jr.	Key Responsibilities

•

Reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs

•

Reviewing corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives and recommending for approval by at least three-fourths of the independent directors of our Board the CEO's compensation based on this evaluation

•

Reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management

•

Overseeing our management development programs, performance assessment of senior executives and succession planning

•

Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement

•

Establishing and overseeing our compensation recoupment policies

•

Reviewing incentive compensation programs to determine whether incentive pay encourages inappropriate risk-taking

Science and Technology Committee
Committee Chair: Vicki L. Sato, Ph.D. Additional Members: Francis Cuss, MB BChir, FRCP Laurie H. Glimcher, M.D. Thomas J. Lynch, Jr. M.D.	Key Responsibilities

•

Reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving near-term and long-term R&D objectives

•

Reviewing and advising our Board on our internal and external investments in science and technology

•

Identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company

•

Providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company's incentive compensation programs and reviewing the performance results

            In addition, on March 2, 2015, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of securities issued by the company during the second quarter of 2015. The members of the Securities Issuance Committee were Lamberto Andreotti, Giovanni Caforio and Alan J. Lacy. The Securities Issuance Committee met once during 2015.

Codes of Conduct

            The Principles of Integrity adopted by our Board of Directors set forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller.

            In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles of Integrity by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units.

            Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues.

            The Principles of Integrity, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Principles, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

            Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

            The Board has adopted a written policy and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an "interested transaction") in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

  •
  Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance.

  •
  The Committee on Directors and Corporate Governance will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party's interest in the transaction.

  •
  If it is impractical or undesirable to wait until a Committee meeting to complete an interested transaction, the Chair of the Committee, in consultation with the General Counsel, may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

  •
  In the event the company becomes aware of an interested transaction that has not been approved, the Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

  •
  No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Committee.

  •
  If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

  •
  Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

            BlackRock, Inc. (BlackRock), Wellington Management Group, LLP (Wellington) and The Vanguard Group (Vanguard) are each considered a "Related Party" under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. The Committee on Directors and Corporate Governance ratified and approved the following related party transactions in accordance with our policy and Bylaws:

  •
  Certain of our retirement plans use BlackRock and its affiliates to provide investment management and transition management services. In connection with these services, we paid BlackRock approximately $1.45 million in fees during 2015.

  •
  Certain of our retirement plans use Wellington and its affiliates to provide investment management services. In connection with these services, we paid Wellington approximately $1.02 million in fees during 2015.

  •
  Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard's investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $277,000 in fees during 2015.

            The Committee on Directors and Corporate Governance ratified the above relationships on the basis that these entities' ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

            On September 1, 2015, Dr. Lynch became the Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization (MGPO) and a member of the Board of Directors of Massachusetts General Hospital (MGH). The MGPO and MGH comprise the operating structure of the General Hospital Corporation, which is the largest part of the parent corporation, Partners HealthCare, a not-for-profit healthcare system. The Company has made both business and charitable payments to MGH for many years, including for research studies and grants led by principal investigators affiliated with the hospital. The Company paid MGH $212,248 in 2015, which accounted for less than 0.01% of Partners HealthCare's revenues for the fiscal year ended September 30, 2015. The payments made to

MGH in 2015 include charitable payments, as well as the final payments for two investigational studies that were entered into in 2013.

            The Committee on Directors and Corporate Governance ratified the above relationship on the basis that Dr. Lynch did not initiate or negotiate any of the arrangements the Company has with MGH, all of the business dealings were entered into in the ordinary course of business prior to Dr. Lynch joining the hospital and the engagement of MGH was on terms no more favorable to it than terms that would be available to unaffiliated third parties under the same or similar circumstances.

Disclosure Regarding Political Activities

            We provide semi-annual disclosure on our website of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.

Communications with our Board of Directors

            Our Board has created a process for anyone to communicate directly with our Board, any committee of the Board, the non-management directors of the Board collectively or any individual director, including our Chairman and Lead Independent Director. Any interested party wishing to contact our Board may do so in writing by sending a letter c/o Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, NY 10154.

            Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance.

            Our Corporate Secretary or her designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. Our Corporate Secretary periodically forwards to the Committee on Directors and Corporate Governance a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Our process for handling communications to our Board has been approved by the independent directors.

Compensation of Directors

Director Compensation Program

            We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors' compensation practices, including a review of the director compensation programs at our executive compensation peer group. Furthermore, in 2015 we again engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. FWC recommended that our executive compensation peer group should be the primary source for determining director compensation.

            Based on this analysis, the Committee determined to make no changes to the director compensation program for service as a director in 2015. The Committee also determined, in light of the fact that our director compensation program has been unchanged since 2013 and was below the 25th percentile of our peer group, among other reasons, to increase each of the annual retainer and the annual equity award for service as a director in 2016 by $10,000. The Committee submitted its recommendations for director compensation to the full Board for approval. Our employee directors do not receive any additional compensation for serving as directors.

            The Committee believes the total compensation package for directors we offered in 2015 was reasonable, and appropriately aligned the interests of directors with our shareholders by ensuring directors have a proprietary stake in our company.

The Components of our Director Compensation Program

            In 2015, non-management directors who served for the entirety of 2015 received:

Component	Value of Award

Annual Retainer	$90,000
Annual Equity Award	Deferred Share Units valued at $160,000
Committee Chair Retainer	$25,000
Committee Member (not Chair) Retainer – Audit, Compensation and Management Development, and Science and Technology Committees	$15,000
Committee Member (not Chair) Retainer – Committee on Directors and Corporate Governance	$7,500

Annual Equity Award

            On February 1, 2015, all non-management directors serving on the Board at that time received an annual award of deferred share units valued at $160,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred share units are non-forfeitable at grant and are settleable solely in shares of company common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.

Compensation of our Lead Independent Director

            Our Lead Independent Director receives an additional retainer of $35,000. Our Board has determined to award this retainer in light of the increased duties and responsibilities demanded by this role, which duties and responsibilities are described in further detail on page 20.

Compensation of our Non-Executive Chairman

            Our Non-Executive Chairman has significantly greater responsibilities than other directors, including chairing the Office of the Chairman, meeting on a regular basis with the Chief Executive Officer on the most critical strategic issues and transactions, serving as a liaison between the Chief Executive Officer and the independent directors, and frequently discussing the strategy and direction of the company with senior management.

            In addition to the regular Board retainer and annual equity award, in 2015 Mr. Andreotti received an annual Non-Executive Chairman retainer of $200,000 (paid pro-rata beginning August 3, 2015), paid quarterly, of which 50% was paid in cash and 50% in shares of the company's common stock. Mr. Andreotti also received a Transitional Non-Executive Chairman retainer of $225,000 (paid pro-rata beginning August 3, 2015), paid quarterly, of which 50% was paid in cash and 50% in shares of the company's common stock. Mr. Andreotti's Transitional Non-Executive Chairman retainer will end effective May 3, 2016. Bristol-Myers Squibb also provides Mr. Andreotti with office space, supplies and administrative support for company-related work.

Share Retention Requirements

            We have significantly increased the share retention requirements for non-management directors in 2016. All non-management directors are now required to acquire a minimum of shares and/or units of company stock valued at not less than five times their annual cash retainer within five years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

Deferral Program

            A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company's 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds for compensation received in connection with service as a Director in 2015 were credited to one or more of the following funds: a six-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on our common stock. Deferred funds for compensation received in connection with service as a Director in 2016 may be credited to one or more of the following funds: a United States total bond index, a short term fund, a total market index fund or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Charitable Contribution Programs

            Each director who joined the Board prior to December 2009 participates in our Directors' Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

            In addition, each director was able to participate in our company-wide matching gift program in 2015. We matched dollar for dollar a director's contribution to qualified charitable and educational organizations up to $30,000. This benefit was also available to all company employees. In 2015, each of the following non-employee directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Andreotti, Campbell, Cornelius, Grobstein, Lacy, and Paliwal and Drs. Glimcher and Lynch.

Director Compensation Table

            The following table sets forth information regarding the compensation earned by our non-employee directors in 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
L. Andreotti(5)	$124,415	$166,539	$0	$20,000	$310,954
L. B. Campbell	$130,000	$160,000	$0	$30,000	$320,000
J. M. Cornelius(6)	$65,887	$194,677	$0	$30,000	$290,564
L. H. Glimcher, M.D.	$120,000	$160,000	$0	$20,000	$300,000
M. Grobstein	$120,000	$160,000	$0	$30,000	$310,000
A. J. Lacy	$122,500	$160,000	$0	$30,000	$312,500
T. J. Lynch, Jr., M.D.(6)	$112,500	$160,000	$0	$25,500	$298,500
D. C. Paliwal	$112,500	$160,000	$0	$25,000	$297,500
V. L. Sato, Ph.D.	$130,000	$160,000	$0	$0	$290,000
G. L. Storch	$120,000	$160,000	$0	$0	$280,000
T. D. West, Jr.	$145,457	$160,000	$0	$0	$305,457

(1)
Includes the annual retainer, committee chair retainers, committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2015, which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Treasury Bill Fund	Percentage of Deferred Amount Allocated to Company Investment Return Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. H. Glimcher, M.D.	$120,000	100%	0%	0%	0
M. Grobstein	$60,000	0%	0%	100%	929
A. J. Lacy	$122,500	100%	0%	0%	0
T. J. Lynch, Jr., M.D.	$28,125	0%	0%	100%	436
D. C. Paliwal	$112,500	0%	50%	50%	871
G. L. Storch	$120,000	0%	0%	100%	1,859

(2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2015. On February 1, 2015, each of the non-management directors then serving as a director received a grant of 2,654.72 deferred share units valued at $160,000 based on the fair market value on the day of grant of $60.27. The aggregate number of deferred share units held by each of these directors as of December 31, 2015 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
L. Andreotti	1,218
L. B. Campbell	39,904
J. M. Cornelius	22,879
L. H. Glimcher, M.D.	84,865
M. Grobstein	57,398
A. J. Lacy	45,323
T. J. Lynch, Jr., M.D.	7,279
D. C. Paliwal	11,218
V. L. Sato, Ph.D.	47,504
G. L. Storch	26,092
T. D. West, Jr.	42,795

(3)
There have been no stock options granted to directors since 2006. The aggregate number of all stock options held by our directors as of December 31, 2015 is set forth below.

Name	# of Stock Options
L. B. Campbell	2,500

(4)
Amounts include company matches of charitable contributions under our matching gift program. On occasion, family members or business associates accompanied Mr. Cornelius and Mr. Paliwal when traveling on the company's NetJets and HeliFlite accounts on business. Mr. Cornelius and Mr. Paliwal paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Mr. Cornelius or Mr. Paliwal for taxes they paid.

(5)
In addition to the standard Board compensation that all non-management directors received, Mr. Andreotti received a pro-rated annual Non-Executive Chairman retainer of $200,000 and a pro-rated transitional Non-Executive Chairman retainer of $225,000, both paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
9/30/2015	$34,274	$59.20	578
12/31/2015	$53,125	$68.79	772

(6)
In addition to the standard Board compensation that all non-management directors received, Mr. Cornelius received a pro-rated annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
3/31/2015	$25,000	$64.50	387
5/5/2015	$9,677	$65.03	148

 COMPENSATION DISCUSSION AND ANALYSIS

            This Compensation Discussion and Analysis (CD&A) is intended to explain how our compensation program is designed and how it operates for our Named Executive Officers (NEOs). For 2015, our NEOs were the following individuals:

NAME	PRINCIPAL POSTION

Giovanni Caforio, M.D.	Chief Executive Officer
Charles Bancroft	EVP and Chief Financial Officer
Francis Cuss, MB BChir, FRCP	EVP and Chief Scientific Officer
Sandra Leung	EVP and General Counsel
Murdo Gordon	Head of Worldwide Markets
Lamberto Andreotti	Non-Executive Chairman of the Board and former Chief Executive Officer

EXECUTIVE SUMMARY

            Bristol-Myers Squibb has successfully transitioned to a specialty biopharmaceutical company, with a strategy uniquely designed to leverage both the reach and resources of a major pharmaceutical company, as well as the entrepreneurial spirit and agility of a biotech firm. After a multi-year strategic transformation, our acute focus on executing against our strategic goals resulted in record clinical, operational and regulatory achievements that drove strong financial performance and created meaningful value for our shareholders in 2015. Our Compensation and Management Development Committee's (the "CMDC" or the "Committee") continual review of our compensation program through our transformation, in light of both our business strategy and our extensive shareholder engagement efforts, has allowed our executive compensation program to evolve while maintaining close alignment with our strategic focus and the perspectives of our shareholders. This executive summary includes an overview of the key components of our compensation program and recent changes approved by the Committee that we believe further strengthen our executive compensation program practices and support our company's evolution to a leading specialty biopharmaceutical company.

Responsiveness to Our Shareholders

            Following our 2015 Annual Meeting advisory vote on executive compensation, we engaged in extensive shareholder outreach to discuss our compensation program and changes our Committee was considering for 2016. Through these conversations, as well as the outreach we conducted with our top 50 shareholders before our 2015 Annual Meeting, we received important feedback that helped inform the Committee's review of our compensation program and the program changes approved in 2015 that became effective in 2016.

            The changes the Committee approved in 2015 are specifically designed to enhance the alignment of our strategy for growth with our pay program and respond to the feedback we received from our shareholders. The most notable changes include instituting three-year performance measurement periods in our long-term incentive program, eliminating the use of non-GAAP EPS in our long-term incentive program, and altering the mix of performance metrics. We also have significantly enhanced our disclosure in this CD&A to reflect shareholder feedback on other topics, including the expansion of our discussion on the company's business and financial performance and our financial and pipeline target setting considerations.

            Further detail on our shareholder outreach, the feedback received and the changes made to our compensation program are described later in this executive summary and in the body of our CD&A.

Key 2015 Performance Highlights

            Our four strategic priorities are to drive business performance while maintaining the highest ethical standards, maintain our leadership in immuno-oncology, maintain a diversified portfolio both within and outside of immuno-oncology, and continue our disciplined approach to capital allocation, with business development as a top priority. Management's execution of these four strategic priorities in 2015 resulted in significant growth that was driven by strong performance of new and inline brands (products that are not expected to lose exclusivity for at least the next few years in the U.S. or EU), significant clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, and a strong balance sheet. For a discussion of our Board's involvement in the strategic planning process, please see "Board's Role in Strategic Planning and Risk Oversight" beginning on page 20.

▪

Management's execution of our four strategic priorities in 2015 resulted in increased revenues and non-GAAP earnings per share by 4% and 9%, respectively, compared to 2014.

▪

We advanced our leadership position in immuno-oncology through achievement of an unprecedented number of clinical and regulatory milestones and strong commercial execution, described in more detail below.

▪

Outside of immuno-oncology, our cardiovascular product Eliquis continues to perform strongly and is poised to become the leading new oral anticoagulant.

▪

Our Hepatitis C product Daklinza, which recently launched in the U.S., has also performed well, particularly in Japan and parts of Europe.

▪

We continued to advance a diversified pipeline of innovative medicines, including early stage assets in genetically defined diseases, fibrosis, heart failure and immunoscience

▪

We received 112 approvals for new medicines and additional indications and formulations of currently marketed medicines, including 23 in major markets (the U.S., the EU and Japan).

▪

Our management team successfully leveraged our newly streamlined operating model to accelerate the speed with which we bring new medicines to patients while maintaining quality, safety and cost efficiency, all while operating with high ethical standards.

▪

Our strong operating performance in 2015 continued to create value for shareholders, delivering over 19% in one-year total shareholder returns and more than 131% in three-year total shareholder returns, and increasing the dividend for the seventh year in a row.

2015 Achievements in Immuno-Oncology Are Unprecedented

            Our achievements in immuno-oncology in 2015, particularly with our new drug Opdivo, have been unprecedented not only for Bristol-Myers Squibb, but also within the industry more broadly. In 2015, Opdivo demonstrated an overall survival benefit in three large Phase III studies, which led to early study stops, with a total of five Opdivo Phase III trials stopped early because the data showed an overall survival benefit compared with standard of care therapy. Within 12 months of Opdivo's first approval in the U.S. for metastatic melanoma in late December 2014, we worked with unprecedented speed with the FDA and received five additional U.S. approvals for indications across three different tumor types, leading the way in this transformative approach to cancer care in advanced non-small cell lung cancer, melanoma and kidney cancer. As of the end of 2015, Opdivo was approved in over 40 countries. As a result of the efficacy demonstrated in trials, the breadth of our innovative clinical development program across multiple tumor types simultaneously, and the innovation of our people, the timelines for clinical trials, regulatory approvals and market adoption of Opdivo have all progressed with unprecedented speed.

Bristol-Myers Squibb's Commitment to Innovation Has Driven Unprecedented
2015 Opdivo Achievements

Core Components of Opdivo Success

* Opdivo achievements in 2015 were unprecedented, and the scale of this success could not be anticipated at the time guidance for the year was announced. As a result of the unprecedented nature of these achievements, guidance was raised twice during the year. Consistent with past practice, incentive targets were set by the Committee for all incentive plan participants in February 2015. Discussion of the Committee's target setting process and how these unprecedented Opdivo achievements impacted incentive targets begins on page 47.

Our Financial and Operational Performance Continues to Create Value for Shareholders

            Our total shareholder return (stock price appreciation plus dividends), or TSR, reflects our financial and operational achievements in 2015 and continues to outpace our peers.

Proactive Shareholder Engagement on our Executive Compensation Program

            The Board and the Committee take shareholder feedback and vote outcomes at our Annual Meeting very seriously. In 2015, we meaningfully increased our proactive shareholder engagement following a disappointing outcome on our advisory vote on compensation.

            Both before and after our 2015 Annual Meeting, we engaged with shareholders representing over 40% of shares outstanding, which represented many of our top 50 investors and a number of smaller U.S. and European shareholders, and included both major asset managers as well as pension funds. We spoke with several investors twice during 2015—first to seek feedback on our compensation program, and later to seek feedback on potential changes to our program. Our Lead Independent Director, who also serves as the Chair of the Committee, met with shareholders representing over 20% of the company's outstanding shares. In addition, members of management participated in these discussions and the feedback received from shareholders was brought to the Committee and Board for discussion during the course of several meetings.

            Key compensation program themes that emerged from these discussions with our shareholders included:

  ▪
  Preference for longer performance measurement period in our long-term incentive plan;
  ▪
  Less dependence on non-GAAP EPS as a metric; and
  ▪
  Request for greater clarity and disclosure on incentive target setting process and individual performance goals and the assessment of achievement against those goals.

            The Committee believes that the changes made for 2016 address each of these key feedback areas.

Compensation Program Changes for 2016

            During 2015, our Board and management performed an in-depth review of our compensation program in the context of shareholder feedback, our pay philosophy, strategic goals and the evolution of our product portfolio as we enter a period of expected growth. As a result, the Committee decided to make a number of changes to our compensation program that became effective in 2016. These changes are intended to:

  ▪
  Further enhance the structural alignment between our incentive program and our strategy, reflecting the next chapter of expected growth of our company;
  ▪
  Respond directly to feedback received from shareholders and the results of our 2015 advisory vote on compensation; and
  ▪
  Improve disclosure and transparency of our compensation practices.

 Summary of Compensation Program Changes for 2016

Compensation Program Change	Committee's Rationale

Lengthening the performance period in our Performance Share Unit (PSU) program from one year to three years.

▪

Following our successful transformation and reflecting our product portfolio's maturity, three-year performance periods are appropriate to align the interests of our executives with the long-term performance of the Company.

▪

Our shareholders had a clear preference for longer performance measurement periods in our PSU program.

Eliminating non-GAAP EPS metric overlap in annual and long-term incentive plans. Non-GAAP EPS will remain a financial measure in our annual incentive plan, but has been eliminated from our PSU program.

▪

While non-GAAP EPS is an important financial measure to include in our incentive plans, there is merit in the view that it should be included in only one program. The Committee determined non-GAAP EPS is a more appropriate financial measure for the annual incentive plan.

▪

Our shareholders preferred that non-GAAP EPS not be used in both our annual and long-term incentive programs.

Introducing a new mix of financial performance metrics in our PSU program. Beginning in 2016, metrics will be: total revenues net of foreign exchange (ex-fx), non-GAAP operating margin and 3-year relative TSR.

▪

This new financial metric mix creates even stronger alignment with key value drivers of our business.

▪

Together, these metrics ensure an appropriate and balanced focus on profitable growth that creates value for our shareholders over the long-term.

▪

Our shareholders wanted metrics to align with our strategic business priorities and preferred less overlap in annual and long-term programs.

Reducing annual incentive maximum opportunity from 251% to 200% of target.

▪

This reduction in annual incentive opportunity enhances the balance between our executives' short- and long- term incentive plans and more closely aligns with our peer companies.

▪

Our shareholders were generally supportive of the maximum opportunity reduction that results in greater emphasis on long-term incentives.

Increasing disclosure of the target setting process and enhancing transparency of individual performance goals and determinations.

▪

Enhanced disclosure around target setting and NEO performance determinations is important information for shareholders.

▪

Our shareholders requested greater disclosure in both of these areas as reflected in this CD&A.

            The changes discussed above follow modifications the Committee made to the program in 2014, which included:

  ▪
  Adding a pipeline metric to our annual incentive plan and a relative 3-year TSR modifier to our PSU awards; and
  ▪
  Eliminating remaining excise tax gross-ups in change-in-control agreements for grandfathered executives, effective January 1, 2016.

            A year-over-year comparison of key structural changes to our executive compensation and incentive programs is presented in the chart below. Key structural changes for 2016 are highlighted below in bold and underline font.

2015		2016

Base Salary		Base Salary

Annual Incentive		Annual Incentive

Max incentive opportunity is 251% of target		Max incentive opportunity is 200% of target
Incentive calculation comprised of:		Incentive calculation comprised of:
1.	Company Performance Factor measured by:	1.	Company Performance Factor measured by:
	• Non-GAAP EPS (50% weight)		• Non-GAAP EPS (50% weight)
	• Total Revenues (ex-fx) (25% weight)		• Total Revenues (ex-fx) (25% weight)
	• Pipeline (25% weight)		• Pipeline (25% weight)
2.	Individual Performance Factor	2.	Individual Performance Factor

Long-term Incentives	Long-term Incentives

•

60% Performance Share Units

•

Measures financial performance over a one-year period plus a three-year relative TSR modifier

•

Performance metrics:

•

Non-GAAP EPS (70% weight)

•

Total Revenues (ex-fx) (30% weight)

•

Modifier: Relative 3-year TSR

•

40% Market Share Units

•

60% Performance Share Units

•

Measures financial performance over a three-year period

•

Performance metrics:

•

Non-GAAP Operating Margin (33% weight)

•

Total Revenues (ex-fx) (33% weight)

•

Relative 3-year TSR (34% weight)

•

40% Market Share Units

2015 Pay Decisions Align with Company Performance and Transformation

CEO Succession in 2015

            On May 5, 2015, Dr. Caforio became the Chief Executive Officer of the company, succeeding Mr. Andreotti, who became our Chairman. Dr. Caforio's new compensation package as Chief Executive Officer, effective May 5, 2015, is detailed below:

  ▪
  Base salary of $1,400,000;
  ▪
  Annual target incentive of 150% of base salary;
  ▪
  Target value of long-term incentives: $9,723,644;
  ▪
  Target total compensation (defined as target total cash compensation plus target long-term incentives value): $13,223,644;
  ▪
  No change in severance benefits: Dr. Caforio is eligible to receive severance pay equal to two times his base salary, which is the same benefit available to all other Named Executive Officers;
  ▪
  No company perquisites.

            Dr. Caforio's total compensation for 2015 is targeted at approximately the 25th percentile of Chief Executive Officers within our current proxy peer group. The Committee believes Dr. Caforio's compensation package positions him appropriately among his peers when taking multiple factors into consideration, principally Dr. Caforio's new tenure as Chief Executive Officer.

            Mr. Andreotti's 2015 Compensation:    Following his transition to Non-Executive Chairman on August 3, 2015, Mr. Andreotti's CEO compensation package terminated and he is compensated in line with our Non-Executive Chairman policy, which is described under "Compensation of our Non-Executive Chairman" beginning on page 29. Mr. Andreotti did not receive any PSU awards for his service as CEO in 2015. As part of the phasing out of our old PSU design, a portion of Mr. Andreotti's 2013 performance share unit award was deemed granted for accounting purposes in 2015. This is not an additional award, but a disclosure requirement of a prior award pursuant to the proxy disclosure rules.

2015 Incentive Plan Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver high performance that drives shareholder value creation in both the short and longer term.

            Financial and strategic performance targets are:

  ▪
  Pre-defined
  ▪
  Contain stretch goals
  ▪
  Tied to the key financial objectives of the Company
  ▪
  Aligned with industry benchmarks on speed of commercial launch and standard market adoption
  ▪
  Aligned with our earnings guidance

            Pipeline performance targets are:

  ▪
  Set in collaboration with the Science and Technology Committee
  ▪
  Aligned with the company's strategic plan and key value drivers

  ▪
  Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines
  ▪
  Separated into two performance categories, "Near-Term Value" and "Long-Term Growth Potential"
  ▪
  Reflective of annual milestones that link short term outcomes to long-term strategic R&D priorities (milestones for higher value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones)

            In establishing targets and goals, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and other external factors, including external expectations, and an assessment of the competitive environment. The incentive targets set for 2015 reflected all of these considerations, as well as the evolution of our business and product portfolio in the context of our transition to a diversified specialty biopharmaceutical company.

            The Committee set 2015 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2015 and in line with pipeline expectations. Later in the year, after the Committee set the targets, we achieved significant growth across our priority brands and advanced our leadership in immuno-oncology with unprecedented clinical and regulatory achievements with our drug, Opdivo. As discussed above, the efficacy and safety profile, acceleration and number of regulatory approvals, speed of market adoption and growth of Opdivo sales are unprecedented; the scale of this success could not be anticipated at the time non-GAAP EPS guidance for the year was announced and incentive targets established.

Timeline of Incentive Target Setting and Guidance Refinements

  o
  January 2015: Initial 2015 Non-GAAP EPS guidance set at $1.55-$1.70

  o
  February 2015: 2015 Incentive targets set by the Committee

  o
  July 2015: As a result of unprecedented achievements, guidance was revised to $1.70-$1.80

  o
  October 2015: Guidance was further revised to $1.85-$1.90 following additional exceptional achievements in Q3 2015

  o
  Fiscal 2015 Achievement: 2015 Non-GAAP EPS reported at $2.01

            The Committee believes 2015 incentive awards appropriately reward our executives for their outstanding performance and the value created for shareholders in a year of unprecedented achievement and delivery for our patients.

Key 2015 Compensation Decisions and Incentive Target Achievements

            Our executive compensation program is highly performance-based and places a significant majority of our executives' compensation at risk.

Annual Incentive Program

            Annual awards are comprised of a company performance factor, which is calculated based on pre-defined financial and pipeline goals, and an individual performance factor, which is calculated based on individual achievements against pre-defined strategic and operational goals.

 2015 Financial and Pipeline Achievements for Company Performance Factor

Performance Measure	Target	Actual	% of Target

Non-GAAP Diluted Earnings Per Share(1)(2)	$1.57	$1.95	124.2%
Total Revenues, Net of Foreign Exchange ($=MM)(1)	$15,638	$17,808	113.9%
Pipeline Score	3	4.8	160.0%

(1)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were negatively adjusted by $0.05 and $121 million, respectively, to neutralize the less than expected adverse impact from additional launches of generic entecavir (Baraclude).
(2)
With respect to the CEO, the other NEOs and other executive officers, the achievement of non-GAAP EPS was reduced by $0.01 to reflect the Committee's exercise of negative discretion in connection with the financial impact of the company's civil settlement with the SEC of alleged Foreign Corrupt Practices Act violations.

            When determining the individual component of our annual incentive awards, the Committee considers each executive's contributions to the Company's strategic achievements and financial and operational performance. In addition, the Committee considers how each executive embodies the BioPharma Behaviors and his or her contributions to our Company's culture of business integrity, ethics and compliance. In anticipation of the 2016 changes to our annual incentive program, the Committee used its discretion to limit the 2015 annual incentive payout for our NEOs to 200% of target. Accordingly, in 2015, individual performance factors for our NEOs ranged from 105% to 130%, resulting in annual incentive awards ranging from $1.02 million to $3.50 million. Disclosure of our NEOs individual performance goals and achievements are detailed below on page 50, under "2015 Individual Performance Assessment". Further detail on annual incentive awards for each of our NEOs is detailed on page 53, under "2015 Annual Incentive Awards".

Long-Term Incentive Program

            Long-term incentive awards, in the form of Performance Share Units and Market Share Units, were granted in line with target amounts as detailed on pages 55 and 59, under "Performance Share Unit Awards—2015 Performance Results" and "Market Share Unit Awards—Performance Results".

Our Compensation Governance Reflects Market Best Practices

            We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

What We Do:		What We Don't Do:

✓	100% performance-based annual and long-term incentives	No perquisites for our Named Executive Officers

✓	Caps on the payouts under our annual and long-term incentive award programs	Prohibition on speculative and hedging transactions

✓	Robust share ownership and share retention guidelines	No employment contracts with our Named Executive Officers

✓	Robust recoupment and clawback policies	Prohibition on re-pricing or backdating of equity awards

✓	Proactive shareholder engagement	No guaranteed incentives with our Named Executive Officers

✓	"Double-trigger" change-in-control agreements	No tax gross-ups

Executive Compensation Philosophy and Principles

Our executive compensation philosophy focuses on two core elements:

            Our compensation program is designed with the following principles in mind:

  ✓
  to pay our employees equitably based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate;

  ✓
  to promote a non-discriminatory and inclusive work environment that enables us to benefit from the diversity of thought that comes with a diverse and inclusive workforce;

  ✓
  to motivate our executives and all our employees to deliver high performance with the highest integrity; and

  ✓
  to implement best practices in compensation governance, including risk management and promotion of effective corporate policies.

Benchmarking Analysis and Peer Group

Benchmarking Approach

            In general, our executive compensation program seeks to provide total direct compensation at the median of our primary peer group when targeted levels of performance are achieved. In any given year, however, we may target total direct compensation for a particular executive above or below the median of our primary peer group due to multiple factors, including competencies, qualifications, experience, responsibilities, contribution, individual performance, role criticality and/or potential. We may also target total direct compensation above the median of our primary peer group to attract and retain talent within the competitive biopharmaceutical industry marketplace. We define total direct compensation as base salary plus target annual incentive award plus the fair value of annual long-term incentive awards on the date of grant.

            Paying at competitive levels when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue driving performance, while enabling us to maintain a competitive cost base with respect to compensation expense.

Benchmarking Process

            The Committee's independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers, including compensation information compiled from publicly filed disclosures of our primary and extended peer groups. Pay levels of our peers are used as a reference point, among others factors, when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, if any, target annual incentive levels and long-term incentive award size).

2015 Peer Groups

            We regularly monitor the composition of our peer groups and make changes when appropriate. Our peer groups in 2015 remained unchanged and consisted of the following companies:

Primary Peer Group		Extended Peer Group(1)
AbbVie Inc.	Gilead Sciences Inc.	AstraZeneca PLC
Amgen Inc.	Johnson & Johnson	GlaxoSmithKline PLC
Biogen Idec Inc.	Merck & Co.	Roche Holding AG
Celgene Corporation	Pfizer, Inc.	Novartis AG
Eli Lilly and Company		Sanofi

(1)
Our extended peer group includes the primary peer group plus these five companies based outside the U.S.

            Primary Peer Group: The Committee believes the companies included in our 2015 primary peer group are appropriate given the unique nature of the biopharmaceutical industry. These companies represent our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.

            In determining our primary peer group, we believe emphasis should be placed on whether a company competes directly with us for the specialized talent necessary to further drive our success as a diversified specialty biopharmaceutical company. We also consider company size in determining our peer group. The companies in our primary peer group all had annual revenues of at least $7 billion for 2015. BMS was slightly below the 25th percentile in revenue and slightly below median in market capitalization amongst our primary peer group.

            Extended Peer Group: We also review an extended peer group, which is comprised of the nine companies in our primary peer group plus five companies based outside the U.S. This extended peer group serves as an additional reference point for compensation practices, including understanding of the competitive pay environment as it relates to the global nature of both our business and the competition for talent.

2015 Target Compensation Benchmarks

            Target compensation for Dr. Caforio was at approximately the 25th percentile of Chief Executive Officers within our current proxy peer group, principally in consideration of Dr. Caforio's new tenure as Chief Executive Officer. In general, our other executive officers were at approximately the 50th percentile of our current proxy peer group.

Components of Our 2015 Compensation Program

  Core components of our 2015 executive compensation program:

        ▪
        Base Salary

        ▪
        Annual Incentive Award

        ▪
        Long-Term Incentives, comprised of:
          –
          Performance Share Units
          –
          Market Share Units

            The Committee believes this structure aligns with a continued commitment to emphasizing variable, or "at risk," compensation for our executives. The following charts provide an overview of the 2015 executive compensation components for the CEO and other NEOs, and highlights the percentage of target compensation that is variable and at risk.

            This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term, stock-based incentives while providing competitive annual cash components, aligning our executive compensation program with our business strategy.

            The following sections discuss the primary components of our executive compensation program and provide detail on how specific pay decisions were made for each NEO in 2015.

Base Salary

            Base salaries are used to help us attract talent in a highly competitive labor market. The salaries of our executives are primarily established on the basis of the pay levels of comparable positions within our primary peer group and the specialized qualifications, experience and criticality of the individual executive and/or his or her role. Salary increases for our executives are determined based on both the performance of an individual and the size of our annual increase budget in a given year, which is based in part on an assessment of market movement related to salary budgets for our peer companies and general industry. We typically set our annual salary increase budgets based on the median of such forecasts. Salary adjustments may also be granted from time to time during the year, such as when an executive assumes significant increases in responsibility and/or is promoted.

            In 2015, in accordance with our company-wide merit review process, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both results and behaviors. Employees rated below the fully-performing level typically receive a reduced merit increase or receive no salary increase depending on the extent to which they were rated below the fully-performing level. Effective April 1, 2015, Dr. Caforio and Mr. Bancroft received merit increases of 3%, Ms. Leung received a merit increase of 4% and Dr. Cuss received a merit increase of 5%. Dr. Caforio received a 43% salary increase effective May 5, 2015 in connection with his promotion from Chief Operating Officer to Chief Executive Officer. Mr. Gordon received a 13% salary increase effective January 16, 2015, in connection with his promotion from President of U.S. Pharmaceuticals to Head of Worldwide Markets.

Annual Incentive Program

            Our annual incentive program is designed to reward performance that supports our business strategy as a diversified specialty biopharmaceutical company and our mission to help patients prevail over serious diseases. The annual plan aligns with our business strategy and mission by sharpening management's focus on key financial and pipeline goals, as well as by rewarding individual performance (both results and behaviors), consistent with our pay-for-performance philosophy.

            Each NEO's target annual incentive is expressed as a percentage of base salary. Annual incentive awards for each NEO are determined by evaluating both company performance (as measured by the Company Performance Factor) and individual performance (as measured by the Individual Performance Factor). The maximum incentive opportunity for each NEO in 2015 was 251% of target. Beginning in 2016, the maximum incentive opportunity for each Named Executive Officer will be 200% of target.

            Although the maximum incentive opportunity for each NEO was 251% of target in 2015, the Committee decided in its judgment to limit the 2015 incentive payout for our NEOs to 200% of target in anticipation of the 2016 changes to our annual incentive program. Accordingly, none of our NEOs received a payout of more than 200% of target in 2015.

            The Company Performance Factor can range from 0% to 152%, based on financial achievements and pipeline results, and the Individual Performance Factor can range from 0% to 165%, based on individual performance (both results and behaviors). The graphic below illustrates the calculation used to determine annual incentive plan awards.

Annual Incentive Award Calculation for Named Executive Officers

Performance Metrics Underlying the Company Performance Factor

            Our 2015 incentive plan design has the following corporate-wide measures, which apply to all employees eligible to participate in the annual incentive plan, including our Named Executive Officers:

2015 Metric and Weighting	What It Is	Why It's Important
Earnings Per Share (EPS) (50%)	Non-GAAP Diluted EPS (Net Income divided by outstanding shares of common stock)	A critical measure of annual profitability aligning our employees' interests with those of our shareholders
Total Revenues (25%)	Total Revenues, net of foreign exchange (Total revenues minus reserves for returns, discounts, rebates and other adjustments)	A measure of top-line growth that creates a foundation of long-term sustainable growth and competitive superiority
Pipeline (25%)	• Near-Term Value (Submissions and approvals) • Long-Term Growth Potential	Increases BMS-wide focus on delivery of our late-stage pipeline and continued development of a robust pipeline through both internal efforts and business development

            Our pipeline metric highlights the importance of pipeline delivery to the near-term and long-term success of the company. This metric measures the sustainability and output of our R&D pipeline portfolio and is comprised of goals in two categories, Near-Term Value and Long-Term Growth Potential:

Metric	What It Is	Why It's Important
Near-Term Value (50%)	Regulatory submissions and approvals for new medicines and new indications and formulations of marketed products in the U.S., EU, and Japan	Recognizes delivery of the late-stage pipeline, which drives near-term value
Long-Term Growth Potential (50%)	• Development Candidates • First in Human • Proof of Confidence • Registrational Study Starts	Recognizes the progression and successes of the R&D pipeline at various stages of development, including internally and externally-sourced compounds

Financial and Pipeline Metric Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the high performance that drives shareholder value creation in both the short and longer term.

            Financial and strategic performance targets are:

  •
  Pre-defined;
  •
  Contain stretch goals;

  •
  Tied to the key financial objectives of the Company;
  •
  Aligned with industry benchmarks on speed of commercial launch and standard market adoption; and
  •
  Aligned with our earnings guidance.

            Pipeline performance targets are:

  •
  Set in collaboration with the Science and Technology Committee;
  •
  Aligned with the Company's strategic plan and key value drivers;
  •
  Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines;
  •
  Separated into two performance categories, "Near-Term Value" and "Long-Term Growth Potential"; and
  •
  Reflective of annual milestones that link short-term outcomes to long-term strategic R&D priorities. (milestones for higher value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones.)

            In establishing targets and goals each year, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and other external factors, including external expectations, and an assessment of the competitive environment. The incentive targets set for 2015 reflected all of these considerations, as well as the evolution of our business and product portfolio in the context of our transition to a diversified specialty biopharmaceutical company.

            The Committee set 2015 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2015 and in line with pipeline expectations, including the loss of exclusivity for Abilify, our largest product in 2014, the divestiture of our diabetes business and the expiration or transfer of certain licensing and royalty rights. Later in the year, after the Committee set the targets, we achieved significant growth across our priority brands and advanced our leadership in immuno-oncology with unprecedented clinical and regulatory achievements with our drug, Opdivo. As discussed in the executive summary of this CD&A, the efficacy and safety profile, acceleration and number of regulatory approvals, speed of market adoption and growth of Opdivo sales are unprecedented; the scale of this success could not have been anticipated at the time our non-GAAP EPS guidance for the year was announced and incentive targets set.

2015 Company Performance Factor Achievements

            The table below shows the performance and resulting payout percentage of the performance measures used for our 2015 annual incentive plan:

Performance Measure	Target	Actual	% of Target	Resulting Payout Percentage
Non-GAAP Diluted Earnings Per Share(1)(2)	$1.57	$1.95	124.2%	152.17%
Total Revenues, Net of Foreign Exchange ($=MM)(1)	$15,638	$17,808	113.9%	152.17%
Pipeline Score	3	4.8	160.0%	146.96%
Total	—	—	130.6%	150.87%

(1)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were negatively adjusted by $0.05 and $121 million, respectively, to neutralize the less than expected adverse impact from additional launches of generic entecavir (Baraclude).
(2)
With respect to the CEO, the other NEOs and other executive officers, the achievement of non-GAAP EPS was reduced by $0.01 to reflect the Committee's exercise of negative discretion in connection with the financial impact of the company's civil settlement with the SEC of alleged Foreign Corrupt Practices Act violations.

            For the pipeline metric, after the performance period is complete, the Science and Technology Committee reviews our performance in the categories identified above, including a qualitative assessment of results, and determines a performance score using a scale of one to five, with three being target. For 2015, the Science and Technology Committee recommended, and the CMDC approved, a pipeline score of 4.8 based on the following results:

Individual Performance Factor

            Our executive compensation program is designed to reward executives for financial, operational, strategic, share price and individual performance while demonstrating high ethical standards. We believe this structure appropriately incentivizes our executives to focus on our long-term business strategy, to achieve our mission to help patients prevail over serious diseases, and to attain sustained long-term value creation for our shareholders.

When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and shareholder value creation ("Results") and (ii) an executive's demonstration of the behaviors defined in the Bristol-Myers Squibb Commitment and our BMS BioPharma Behaviors ("Behaviors") identified in the box to the right.

Process for Assessing Individual Performance: Three Powerful Conversations

            Our performance management practices, known as "Three Powerful Conversations," provide an ongoing focus for managers and employees to connect individual objectives and behaviors to the business. This approach assists in ensuring that each executive's compensation is tied to the key strategic, financial and operational objectives of our company, to shareholder return, and to the executive's demonstration of the BMS BioPharma Behaviors and the values embodied in the Bristol-Myers Squibb Commitment. The Commitment can be found on our website (www.bms.com). The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers and other members of senior management. The assessments for each Named Executive Officer and the other members of senior management are then reviewed and approved by the Committee.

2015 Individual Performance Assessment

            When determining the individual component of the annual incentive awards, the Committee considered each executive's contributions to our company's strategic achievements and financial and operational performance. The Committee evaluated our NEO's performance and behaviors against clear and pre-defined objectives established at the beginning of the year tied to the company's key strategic objectives.

            For the CEO, the Committee evaluated his contribution to meeting or significantly exceeding the following strategic objectives and achievements in determining his individual performance modifier:

2015 CEO PERFORMANCE EVALUATION

STRATEGIC OBJECTIVE	EVALUATION
Drive performance of the business: Achieve budgeted financial targets established at the beginning of the year, including total revenues, revenues for priority brands, non-GAAP EPS and gross margin, and increase competitiveness as a Diversified Specialty BioPharma company, including achieving predefined launch metrics for Opdivo and predefined customer service metrics for all products.

•

Significantly exceeded targets for revenues, revenues for priority brands and non-GAAP EPS and exceeded gross margin target as a result of highly successful acceleration of regulatory approvals, strong launch preparedness and execution, and effective patient access to medicines, among other things.

•

Significantly exceeded all launch metrics for Opdivo, including launching five indications in the U.S., among others, and met or exceeded all customer service metrics with 99% customer service satisfaction for all products.

Enhance the value of the portfolio: Maximize portfolio value of new franchises/assets, accelerate key inline growth drivers and maximize near-term value and long-term growth potential goals, including achieving key product approvals, regulatory submissions, other key pipeline milestones and business development goals.

•

Unprecedented number of U.S. and EU approvals in a single year for Opdivo, with three studies stopped early for superiority as recommended by an independent data monitoring committee.

•

Phase III combination studies initiated for Opdivo and Yervoy in lung cancer as well as registrational studies initiated for Opdivo in bladder cancer, adjuvant melanoma, small cell lung cancer and hepatocellular carcinoma.

•

Submission of Empliciti in the U.S., EU and Japan, with approval received in the U.S.

•

Daklinza approved in the U.S.

•

Key business development acquisitions and licensing transactions, including Flexus, Bavarian Nordic, Rigel, Five Prime, uniQure, Cardioxyl and Promedior, among others.

•

Met or exceeded all pre-defined pipeline targets.

Enable a high performing organization and culture: Embed our strategy to engage, empower and enrich employees (the "People Strategy") and accelerate the BioPharma culture to drive our Diversified Specialty BioPharma evolution, including continuing to deepen employee engagement as measured in surveys and business performance, delivering measureable improvements in key areas of focus (speed-to-patient, external focus and execution of the People Strategy), and continuing to set a firm "tone at the top" on a culture of business integrity, ethics and compliance, among others.

•

Very strong 2015 employee survey results with positive trends internally and against external benchmarks in key areas of focus and employee engagement.

•

Continued to reinforce integrity and ethics across employee communications and events, as well as increased focus on the company's diversity and inclusion initiatives, ensuring appropriate tone at the top.

•

Created internal "Know Our Company" campaign to further cascade senior leadership messages throughout the organization.

•

Robust management development plans in place and being executed in support of succession planning for critical positions.

•

Successful and seamless transition of CEO responsibilities.

Individual Performance Modifier Based on CMDC Evaluation: 130%

            In determining the individual 2015 modifier for our other NEOs, the Committee noted the following contributions and performance highlights:

            For Mr. Bancroft, the Committee considered: (i) his role in the achievement of strong financial results; (ii) his leadership in driving a highly impactful strategic plan; (iii) his effective management during a year when financial forecasts increased due to unprecedented clinical and regulatory success; and (iv) his oversight of a highly successful year for business development, including transactions with Flexus Biosciences, Bavarian Nordic, Rigel, Five Prime, uniQure, Cardioxyl, Promedior, Seattle Genetics, Eli Lilly & Co., and Kyowa Hakka Kirin, among others, and the agreement to divest our HIV pipeline to ViiV Healthcare announced in December 2015, among other things.

            For Dr. Cuss, the Committee considered: (i) the unprecedented year in research and development under his leadership with multiple clinical studies stopped early for superiority, rapid regulatory approvals, innovative regulatory filing approaches, high quality and robust data generation, particularly for Opdivo, and record number of publications in The New England Journal of Medicine; (ii) his role in challenging and encouraging our research and development teams to use data effectively to accelerate regulatory actions across all therapeutic areas; (iii) his significant investment in talent development, cooperation, speed of execution and quality of our business strategies; and (iv) his continued strong cooperation with our commercial organization, among other things.

            For Ms. Leung, the Committee considered: (i) her role in providing consistently sound legal advice to senior management and the Board of Directors, including critical support related to CEO and Board succession and the appointment of a new Lead Independent Director; (ii) her successful management of multiple, significant legal issues across all teams and functions; (iii) her role in supporting multiple product launches and business development transactions; (iv) her continued leadership in building a very strong and high-functioning legal leadership team that is recognized as a benchmark; (v) her contributions and performance as a trusted and respected senior leader who provides valuable strategic advice and whose impact spans across all teams and functions; and (vi) her strong example as an advocate and champion for diversity and inclusion both internally and externally, among other things.

            For Mr. Gordon, the Committee considered: (i) his role in achieving superior share gains in almost all key and new growth brands; (ii) his role in the successful implementation of the worldwide commercial model; (iii) his leadership and facilitation of strong cooperation across a diverse set of teams and functions; and (iv) his strong partnership with other leadership team members in the commercial and research and development organizations, enabling effective execution of our brand strategies, among other things.

            For Mr. Andreotti, the Committee considered: (i) the successful and seamless transition of CEO responsibilities and his mentoring of Dr. Caforio; (ii) his role in developing and executing the 2015 strategic plan; and (iii) his leadership and role in the achievement of strong financial, regulatory and operational results in the first part of 2015, among other things.

            Based on the above assessments and after giving consideration to the recommendations of our CEO, the Committee approved the individual awards for our other NEOs.

2015 Annual Incentive Awards

            The actual annual incentive awards paid to our Named Executive Officers are shown in the table below and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column:

Executive	Target Incentive Award	Applying Company Performance Factor(1)	Actual Payout(2)
Giovanni Caforio, M.D.	$1,782,671	$2,689,516	$3,496,370
Charles Bancroft	$1,040,415	$1,569,674	$1,962,093
Francis Cuss, MB BChir, FRCP	$907,813	$1,369,617	$1,780,502
Sandra Leung	$890,950	$1,344,176	$1,747,429
Murdo Gordon	$520,000	$784,524	$1,019,881
Lamberto Andreotti	$1,700,085	$2,564,918	$2,693,164

(1)
Adjusted to reflect Company Performance Factor (financial and pipeline performance) earned at 150.87%.
(2)
Adjusted to reflect individual performance.

            As set forth in the table above, the Company Performance Factor of 150.87% was applied to each Named Executive Officer's target incentive award. Then, an individual performance payout factor was applied to determine the actual payout. The Committee can approve an Individual Performance Factor up to 165% of the adjusted incentive. Based on the performance highlighted above, the Committee approved Individual Performance Factors ranging between 105% and 130% for our Named Executive Officers. As discussed in further detail on page 46, in anticipation of the 2016 changes to our annual incentive program, the Committee used its discretion to limit the 2015 annual incentive payout for our NEOs to 200% of target.

Long-Term Incentive Program

            Like our annual incentive plan, our long-term incentive program is designed to reward performance that supports our strategic objectives and creates value for our shareholders. A significant percentage of our executives' compensation is in the form of equity that vests over several years, which is designed to closely tie the interests of our executives to the interests of our shareholders. Our long-term incentive program also is designed to promote retention through multi-year vesting.

            In 2015, we continued to offer two long-term award vehicles, each of which served a different purpose:

  •
  Performance Share Unit Awards:  reward the achievement of key financial goals and the value created for shareholders as measured by a three-year TSR modifier.

  •
  Market Share Unit Awards:  reward the creation of incremental shareholder value over a long-term period.

            We believe our long-term incentive program serves the best interests of our shareholders by focusing the efforts of our executives on key drivers of both short- and long-term success and on shareholder value. Key aspects of the long-term incentive program include:

  •
  100% of executives' long-term incentive awards are performance-based;

  •
  The design of our long-term incentive program applies to all our executives, thus promoting organizational alignment with our recruitment and business strategy;

  •
  Our long-term incentive program serves as a retention lever, through vesting and payout over several years.

2015 Equity Incentive Program Summary

	Performance Share Units	Market Share Units
Proportion of Annual Grant	60%	40%

Metrics & Weighting	Non-GAAP EPS: 70% Total Revenues (ex-fx): 30% 3-Year Relative TSR: modifies award +/-20%	Share Price Performance

Min / Max Payout (% of Target Units)	0% / 201%	0% / 200%*

Vesting	3-year, cliff vesting	4-year, ratable vesting

* The number of shares earned from Market Share Units (MSUs) can increase or decrease, in proportion to the change in our share price over the one-, two-, three- and four-year performance periods. The minimum share price achievement required to earn any shares from MSUs is 60% of the grant date stock price. Accordingly, if 60% is not achieved, zero shares will vest. Both vehicles are designed to be performance-based within the meaning of Section 162(m) of the Internal Revenue Code.

            As discussed in the executive summary of this CD&A, the Committee made several changes to the long-term incentive program that will serve to further align our incentive program with our strategic goals. These changes will be implemented in 2016 and are discussed in more detail below under '2016 PSU Program Changes.'

2015 Performance Share Unit Awards

                PSU awards comprise 60% of our executives' target long-term incentives and are subject to both financial and relative TSR performance measures. Financial performance is measured over a one-year period and relative TSR is measured over a three-year period.

Following the first year of financial performance measurement, earned awards, if any, are banked for a two-year holding period. After completion of the three-year performance period, the awards are adjusted upward or downward by up to 20% based on BMS' three-year TSR relative to its extended peer group.

            The structure of our 2015 financial metrics and three-year relative TSR modifier in our PSU program are detailed in the tables below.

PSU Payout Schedule
	Non-GAAP EPS (70%)		Total Revenues (ex-fx) (30%)
	Achievement	Payout	Achievement	Payout
Maximum	115%	167.50%	105%	167.50%
Target	100%	100%	100%	100%
Threshold	85%	42.50%	95%	42.50%
Below Threshold	<85%	0%	<95%	0%

3-Year Relative TSR Modifier Performance Measure
TSR Comparator Group	BMS extended peer group (see page 44 for list of companies)

	3-year TSR Modifier based on BMS' percentile rank versus extended peer group:

TSR Payout Scale	Percentile Rank	< 20th	20th < 40th	40th < 60th	60th < 80th	≥ 80th

	TSR Modifier	–20%	–10%	0%	10%	20%

Target Setting Considerations

            The Committee set 2015 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2015 and in line with pipeline expectations. Later in the year, after the Committee set the targets, we achieved significant growth across our priority brands and advanced our leadership in immuno-oncology with unprecedented clinical and regulatory achievements with our drug, Opdivo. As discussed above, the efficacy and safety profile, accelerated regulatory approvals, speed of market adoption and growth of Opdivo sales have been unprecedented; the scale of this success could not be anticipated at the time guidance for the year was announced and incentive targets set. For a more detailed discussion on incentive target setting considerations, see "Financial and Pipeline Metric Target Setting Considerations" on page 47.

2015 Performance Results

            The following table summarizes the performance and payout results relating to the 2015 performance metrics applicable to PSU awards:

Measure	Target	Performance(3)	% of Target	% Payout
Non-GAAP Diluted Earnings Per Share(1)(2)	$1.57	$1.95	124.2%	167.5%
Total Revenues, Net of Foreign Exchange ($=MM)(1)	$15,638	$17,808	113.9%	167.5%
Annual Total				167.5%

(1)
Non-GAAP diluted earnings per share and total revenues, net of foreign exchange, were negatively adjusted by $0.05 and $121 million, respectively, to neutralize the less than expected adverse impact from additional launches of generic entecavir (Baraclude).
(2)
With respect to the CEO, the other NEOs and other executive officers, the achievement of non-GAAP EPS was reduced by $0.01 to reflect the Committee's exercise of negative discretion in connection with the financial impact of the company's civil settlement with the SEC of alleged Foreign Corrupt Practices Act violations.
(3)
The Committee established a 2015 non-GAAP pretax earnings goal of $2,434.5 million for the purpose of preserving tax deductibility of 2015 payouts pursuant to Section 162(m) of the Internal Revenue Code. The Company's actual non-GAAP pretax earnings for 2015 of $4,272 million exceeded the established goal.

Reconciliation of Prior PSU Awards for Accounting Purposes

            In 2014, the Committee introduced a new PSU design that simplified the administration, communication and executive understanding of the award by measuring financial performance in the first year only, subject to the three-year relative TSR modifier. This change also mitigates the volatility in total cost of PSU awards because the fair value for the entire award is fixed on the grant date. Prior to 2014, our performance goals for each three-year performance cycle were set annually. As such, under our old PSU awards, the fair value for accounting purposes could not be determined for the second and third year tranches of the award until performance conditions were set in later years.

            Accordingly, the reported 2015 stock incentive value includes the fair values of the third tranche of the 2013-2015 PSU award and the entirety of the 2015-2017 PSU award. While the number of target shares (established in 2013) did not change, the value of the third tranche of the 2013-2015 PSU award included in the reported amount is significantly higher than the initial value from its original grant in 2013 due to significant stock price appreciation. This is because the accounting rules require that its value for reporting purposes be determined using the company's current stock price on the grant date (March 10, 2015) after the performance goals have been set for that tranche rather than the stock price on the initial grant date March 2013, which was the original value the Committee intended to deliver at the time the award was granted. It is for this reason that Mr. Andreotti's has a reported figure in the Stock Awards column of the Summary Compensation Table. Mr. Andreotti was not granted a stock award in 2015; rather the figure presented in the Summary Compensation Table reflects the accounting rules that require us to report the fair value of the third tranche of the 2013-2015 PSU award.

2016 PSU Program Changes

            Following extensive engagement with shareholders and an in-depth review of our compensation program in the context of our strategic goals and current product portfolio, the Committee decided to make a number of changes to the PSU program that became effective in 2016. These changes include:

  •
  Lengthening of the performance period of financial measures from one year to three years;

  •
  Incorporating the three-year relative TSR as a core performance measure rather than a modifier; and

  •
  Introducing a new mix of financial performance measures that create stronger alignment with our strategic goals and reduce the overlap of performance metrics in our annual and long-term incentive programs.

Beginning in 2016, PSU awards are subject to a three-year performance period and the performance metrics are cumulative total revenues (ex-fx), cumulative non-GAAP operating margin and relative TSR expressed as a percentile rank relative to our peer group. TSR performance must be at median for target shares to be earned. While revenues (ex-fx) continues to be a metric in the annual incentive plan, it will be measured over a three-year period in the new PSU design. The Committee believes this structure creates strong alignment with the key value drivers of our business and ensure our executives are focused on sustainable profitable growth that creates value for our shareholders.

            The Committee believes that these changes both enhance the alignment between our PSU program and our strategic goals as well as reflect the valuable input we received from our shareholders.

Market Share Unit Awards

            MSUs comprise 40% of our executives' target long-term incentives. MSUs vest 25% per year over four years and the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance periods.

            Upon vesting, a payout factor is applied to the target number of MSUs vesting on a given date to determine the total number of units paid out. If our stock price increases during the performance period, both the number of units and value of shares that vest increases. If our stock price declines during the performance period, both the number of units and value of shares that are eligible to vest will be reduced. The payout factor is a ratio of the ten-day average closing price on the measurement date divided by the ten-day average closing price on the grant date. Beginning with our 2013 annual MSU award grant, the measurement date is the February 28 immediately preceding the vesting date. For MSUs granted in prior years, the measurement date is the applicable anniversary of the grant date. The minimum payout performance factor that must be achieved to earn any payout is 60% and the maximum payout factor is 200%. If our stock price performance is below 60%, then the portion of the award scheduled to vest will be forfeited. The following chart shows the performance periods for the MSU awards granted to our executives in March 2015:

            For illustrative purposes, the following chart shows the payouts of the MSU award we granted on March 6, 2011, with a grant date share price of $25.54 (ten-day average closing price) and assuming a $1 million award value that is divided into four equal tranches of $250,000:

            The total pre-tax value realized from the MSUs over the life of the award was $3,166,421 (total value paid out on all tranches), or a 217% increase over the initial pre-tax value. This compares to our TSR of 184% over the same period. MSU awards provide strong alignment of shareholders' interests and executives' incentives, as demonstrated by this illustration.

  •
  Between the grant date of March 6, 2011 and the measurement date of March 6, 2012, our stock price rose 27.09%, so the number of MSUs in the first tranche that vested on March 6, 2012 was adjusted upward by 27.09%.

  •
  Between the grant date of March 6, 2011 and the measurement date of March 6, 2013, our stock price rose 44.01%, so the number of MSUs in the second tranche that vested on March 6, 2013 was adjusted upward by 44.01%.

  •
  Between the grant date of March 6, 2011 and the measurement date of March 6, 2014, our stock price rose 111.32%. However, since the stock price performance exceeded the maximum performance level of 200%, the number of MSUs in the third tranche that vested on March 6, 2014 was adjusted upward by 100%.

  •
  Between the grant date of March 6, 2011 and the measurement date of March 6, 2015, our stock price rose 137.51%. However, since the stock price performance exceeded the maximum performance level of 200%, the number of MSUs in the fourth tranche that vested on March 6, 2015 was adjusted upward by 100%.

Performance Results

            The following table summarizes the payout factors relating to the tranches that vested in 2015 for MSU awards outstanding at that time:

Grant Date	Vesting Date	# of Years in Performance Period	Payout Factor
March 1, 2011	March 1, 2015	4	200.00%
March 6, 2012	March 6, 2015	3	193.11%
March 10, 2013	March 10, 2015	2	163.42%
March 10, 2014	March 10, 2015	1	110.49%

Restricted Stock Units and Stock Options

            In 2015, we did not grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units may be granted selectively to executives at other times of the year for purposes of attracting, retaining and providing special recognition, such as when an employee assumes significant increases in responsibility. During 2015, no special restricted stock unit awards were granted to any of our Named Executive Officers. We have not granted any stock options to our executives since 2009.

Process for Annual Equity Award Grants

            Annual equity awards are typically approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

            Beginning with the equity awards granted in March 2014, the Committee established annual equity award guidelines for all executives at the company, including our Named Executive Officers other than the CEO, as a percentage of salary rather than a fixed dollar amount. The CEO's long-term incentive award level is assessed by the Committee annually. In addition, in 2014 we eliminated dividend equivalents under all of our annual equity awards, including our PSUs and MSUs.

            Based upon individual performance, an executive other than the CEO may receive a long-term incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into PSUs and 40% into MSUs.

            In determining the size of the individual long-term incentive awards granted to our Named Executive Officers in March 2015, the Committee considered the prior year's performance of each executive as well as ways to motivate our Named Executive Officers to focus on the company's long-term performance over the next three years and beyond. Each Named Executive Officer, other than the CEO, had a target value for their long-term incentive award granted in March 2015. The Committee approved individual awards ranging between 125% and 135% of the target value for these Named Executive Officers based on strong individual performance during 2014. In addition, the Committee approved an individual award for Dr. Caforio in his role as COO at 150% of the target value. The CEO's long-term incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. Dr. Caforio's award took into account his strong performance as COO during 2014 and, as discussed above, a long-term incentive opportunity that was commensurate with his new role as CEO and the competitive market pay for that position.

Other Elements of 2015 Compensation

            In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2015:

Other Elements of 2015 NEO Compensation

      ▪
      Post-Employment Benefits
        –
        Change-in-Control Arrangements
        –
        Severance Plan
        –
        Qualified and Non-Qualified Pension Plans (Frozen)
        –
        Qualified and Non-Qualified Savings Plans
        –
        Annual Incentive Deferral Plan

      ▪
      Other Compensation

Post-Employment Benefits

            We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

Change-in-Control Arrangements

            We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a "double-trigger" before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within 36 months after a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010, or within 24 months after a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

            With respect to our Named Executive Officers, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, then the covered officer is eligible to have the compensation grossed up to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. In December 2014, the Committee determined that it would eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers. This change became effective as of January 1, 2016.

            If a change in control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change in control occurred depending on whether the executive became eligible for change-in-control benefits before or after

September 1, 2010. The value of this benefit for our Named Executive Officers is provided in the "Post-Termination Benefits" section.

Severance Plan

            The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our Company. The value of this benefit for our Named Executive Officers is shown in the "Post-Termination Benefits" section beginning on page 77.

Defined Benefit Pension Plans

            Our frozen defined benefit pension plans provide retirement income for U.S. employees who joined the Company prior to December 31, 2009 following their retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the participating Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and closed the plans to new participants. For active plan participants at year-end 2009, we allowed five additional years of pay growth in our pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to mitigate volatility risk to the Company, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

Savings Plans

            Our savings plans allow U.S. employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The Company matching contribution under our savings plans equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic Company contribution that is based on a point system of an employee's age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, we provided an additional automatic contribution of 2% for a five-year period. Accordingly, 2014 was the last year for this additional 2% automatic contribution for this group. As of December 31, 2009, each Named Executive Officer other than Drs. Cuss and Caforio had earned over 60 points and had more than ten years of service. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects Company contributions to these plans during 2015 in the All Other Compensation column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

Annual Incentive Deferral Plan

            We maintain a non-qualified deferred compensation plan for our executives, including our Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years.

Other Compensation

            We do not provide perquisites or other personal benefits to our Named Executive Officers that are not otherwise available to all salaried employees.

Our Compensation Program Design Process

Compensation and Management Development Committee

            The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.

            The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. The "Committees of our Board" section on page 22 discusses the duties and responsibilities of the Committee in more detail. As noted above, in 2015 the Committee engaged in an extensive review and approved new designs effective in 2016.

Independent Compensation Consultant

            The Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our Company and shareholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

            In 2015, CAP provided the following services:

  •
  reviewed and advised on the composition of the peer group used for competitive benchmarking;

  •
  participated in the design and development of our executive compensation program;

  •
  provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;

  •
  provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;

  •
  reviewed and advised on all materials provided to the Committee for discussion and approval; and

  •
  attended all of the Committee's regularly-scheduled meetings in 2015 at the request of the Committee.

            The Committee reviews the independence of CAP annually in accordance with its charter, applicable SEC rules and NYSE listing requirements. After review and consultation with CAP, the Committee has determined that CAP is independent and there is no conflict of interest resulting from retaining CAP currently or during the year ended December 31, 2015.

Role of Company Management

            The CEO makes recommendations to the Committee concerning the compensation of Named Executive Officers other than the CEO, as well as other members of senior management. In addition, the CEO, CFO and, in the case of our pipeline performance metric, the Chief Scientific Officer, are involved in recommending for the Committee's approval the performance goals for the annual and long-term incentive plans, as applicable. The Chief Human Resources Officer works closely with the Committee, its independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Executive Compensation Governance Practices

Share Ownership and Retention Policy

            In order to preserve the link between the interests of our Named Executive Officers and those of shareholders, executives are expected to use the shares acquired upon the vesting of (i) restricted stock unit awards, if any, (ii) market share unit awards and (iii) performance share unit awards, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of their previously granted stock options. We continue to maintain longstanding share ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

	Stock Ownership	Share Retention Policy—applied to all shares acquired, net of taxes		2015 Compliance
Executive(1)	Guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	with Share Ownership and Retention Policy
Giovanni Caforio, M.D.	6 x	100%	75% for 1 year	Yes
Charles Bancroft	3 x	100%	75% for 1 year	Yes
Francis Cuss, MB BChir, FRCP	3 x	100%	75% for 1 year	Yes
Sandra Leung	3 x	100%	75% for 1 year	Yes
Murdo Gordon	2 x	100%	75% for 1 year	Yes

(1)
Lamberto Andreotti is currently subject to the share ownership and retention policy for non-management directors discussed on page 30.

Recoupment of Compensation

            We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our shareholders.

            In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentive awards paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive's entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

            In December 2012, the Board adopted a policy that BMS will seek recoupment of any incentive and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

  •
  the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

  •
  the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

            In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future incentive and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

            Once the SEC has implemented Dodd-Frank legislation on clawback provisions, we will review and revise our policies, as appropriate, based on such rules.

Equity Grant Policy

            The Committee's policy covering equity grants for the Named Executive Officers is as follows:

    Approval of Awards

  •
  Awards granted to the CEO must be approved by the Committee and recommended by the Committee to, and approved by at least 75% of, the independent directors of the Board.

  •
  The Committee must approve awards to all Named Executive Officers.

    Grant Effective Date

    Annual Awards

  •
  Our regularly scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

    All Other Awards

  •
  For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

  •
  For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date.

            In no case whatsoever will the grant effective date precede the approval date of a given award.

    Grant Price

  •
  The grant price of awards is a ten-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances (none have been granted since 2009), the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

            We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of shareholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options without shareholder approval. This policy may be viewed on our website at www.bms.com.

Policy Regarding Shareholder Approval of Severance

            The Board has approved a policy that requires shareholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive's base salary plus annual incentive award. "Cash severance payments" exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Risk Assessment of Executive Compensation

            The Committee annually reviews the compensation programs from a risk perspective. Based on that review of our executive compensation arrangements as detailed beginning on page 21, the Committee believes that our compensation program does not encourage executives to take inappropriate risks that may harm shareholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

Tax Implications of Executive Compensation Program

            Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as "performance-based compensation" for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives that are in the best interest of the company. To the extent that compensation paid in 2015 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

Compensation and Management Development Committee Report

            The Compensation and Management Development Committee of Bristol-Myers Squibb Company has reviewed and discussed with management the "Compensation Discussion and Analysis" on pages 33 to 65 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

    Togo D. West, Jr., Chair
    Lewis B. Campbell
    Michael Grobstein
    Vicki L. Sato, Ph.D.
    Gerald L. Storch

Summary Compensation Table

            The following tables and notes present the compensation provided to Giovanni Caforio, M.D., Chief Executive Officer, Charles A. Bancroft, Executive Vice President and Chief Financial Officer, the three other most highly compensated Executive Officers, and Lamberto Andreotti, Former Chief Executive Officer.

Summary Compensation Table
For Fiscal Years Ended December 31, 2015, 2014 and 2013

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Giovanni Caforio, M.D.	2015	$1,290,323	$10,443,900	$3,496,370	$0	$409,844	$15,640,437
Chief Executive Officer	2014	$915,962	$3,999,630	$2,125,043	$0	$204,543	$7,245,178
	2013	$748,320	$1,587,106	$788,565	$0	$177,861	$3,301,852

Charles Bancroft	2015	$966,342	$4,714,600	$1,962,093	$763,316	$303,893	$8,710,244
EVP and Chief Financial Officer	2014	$910,520	$5,287,786	$1,566,095	$4,004,475	$285,408	$12,054,284
	2013	$901,092	$4,778,079	$1,128,108	$759,507	$311,230	$7,878,016

Francis Cuss, MB BChir, FRCP	2015	$941,971	$3,637,026	$1,780,502	$31,751	$315,284	$6,706,534
EVP and Chief Scientific Officer	2014	$875,000	$3,541,409	$1,685,600	$782,167	$194,805	$7,078,981
	2013	$736,102	$2,016,197	$748,372	$65,331	$153,035	$3,719,037

Sandra Leung	2015	$925,146	$3,596,111	$1,747,429	$396,080	$265,992	$6,930,758
EVP and General Counsel	2014	$849,750	$3,981,588	$1,291,456	$1,694,853	$237,158	$8,054,805
	2013	$843,087	$2,883,914	$844,238	$0	$245,048	$4,816,287

Murdo Gordon	2015	$669,519	$1,816,126	$1,019,881	$0	$148,677	$3,654,203
Head of Worldwide Markets

Lamberto Andreotti(7)	2015	$1,052,692	$3,619,025	$2,693,164	$0	$800,002	$8,164,883
Former Chief Executive Officer	2014	$1,700,000	$18,032,703	$5,614,080	$945,611	$769,988	$27,062,382
	2013	$1,686,539	$14,586,898	$3,799,913	$0	$774,396	$20,847,746

(1)
For Mr. Gordon, compensation is not shown for fiscal years 2013 and 2014 because Mr. Gordon was not a Named Executive Officer with respect to those years.
(2)
Reflects actual salary earned. For Mr. Andreotti, the 2015 salary was paid through his retirement date effective August 3, 2015.
(3)
Represents aggregate grant date fair value under FASB ASC Topic 718 of restricted stock unit, market share unit, and performance share unit awards granted during a specified year. The values shown for 2015 in the Stock Awards column represent the grant date fair value of the 2015 market share unit award, the entire 2015-2017 performance share unit award, and the 2015 tranche of the 2013-2015 performance share unit award, in accordance with proxy disclosure rules. Similar to 2014, the amounts that we are required to disclose as stock award value are higher than the award values approved and granted by the Committee in 2015 due to the phasing out of the old performance share unit award design and corresponding recognition of a portion of prior year award value. Please refer to the discussion of valuation of these stock awards in the "Compensation Discussion and Analysis" on page 33. See Note 20, "Employee Stock Benefit Plans," in the Company's Consolidated Financial Statements, as set forth in the Company's Form 10-K for the year ended December 31, 2015 for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy

  Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified year

	Performance Share Units
Name	2013	2014	2015
Giovanni Caforio, M.D.	$1,436,011	$4,581,476	$10,869,950
Charles Bancroft	$4,741,036	$6,320,423	$5,246,562
Francis Cuss, MB BChir, FRCP	$1,867,635	$3,970,800	$3,849,699
Sandra Leung	$3,608,164	$4,767,532	$4,000,898
Murdo Gordon(1)	n.a.	n.a.	$1,936,940
Lamberto Andreotti	$17,513,725	$22,316,150	$6,061,867
(4)
Represents incentive award earned under our annual incentive plan. For 2015, Mr. Andreotti's incentive award was pro-rated through his retirement date effective August 3, 2015. For 2015, the payment was made on March 11, 2016. For 2014 and 2013, the payments were made on March 13, 2015 and March 14, 2014, respectively.
(5)
Includes increase in estimated value of accrued pension benefits during the year. The company does not pay above-market interest rates on deferred compensation. 2014 was the last year of pay growth under our defined benefit pension plans. The present value of the accrued pension benefits for Mr. Bancroft, Dr. Cuss and Ms. Leung increased over the previous year-end because of expected updates to lump sum mortality assumptions. Additionally, for Mr. Bancroft and Ms. Leung, the increase reflects the fact that they are one year closer to age 60, the earliest age at which participants are eligible for an unreduced benefit. For all three Named Executive Officers, the increase was partially offset by (i) an increase in discount rates and (ii) updated annuity mortality assumptions. For Dr. Cuss, the increase was additionally offset by one fewer year of payments, as he is over age 60. For 2015, the changes in the pension values were negative for the following Named Executive Officers:

Name	Change in Pension Value
Murdo Gordon	($153,810)
Lamberto Andreotti	($840,425)

  Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003. Additionally, Mr. Gordon was a participant in our KIP Supplemental Plan, payable in USD, and Canada RIP, payable in CAD, from August 1, 1989 through June 30, 2003. The change in value relating to the KIP Supplemental Plan and Canada RIP also reflects the difference in exchange rates used to convert the 2014 and 2015 amounts from CAD into USD. These exchange rates were 0.8696 for 2014 and 0.7335 for 2015. Consequently, for Mr. Gordon, the decrease was due mainly to the decrease in the exchange rate from 2014 to 2015. The decrease was also due to (i) an increase in discount rates and (ii) updated annuity mortality assumptions and was partially offset by (i) expected updates to lump sum mortality assumptions and (ii) the fact that that he is one year closer to age 60, the earliest age at which participants are eligible for an unreduced benefit. Mr. Andreotti received a full distribution of his Retirement Income Plan benefit in September, 2015. A full distribution of the Benefit Equalization Plan benefit, effective September 1, 2015, was paid in March, 2016. For more information with respect to Mr. Andreotti's pension values, please see the "Present Value of Accumulated Pension Benefits" table on page 75.

  Dr. Caforio is not a participant in any of the company's defined benefit pension plans.

(6)
The amounts indicated for 2015 represent company contributions to the qualified and non-qualified savings plans.

On occasion, a family member accompanied Dr. Caforio when traveling on the company's HeliFlite account on business. Dr. Caforio paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Caforio for taxes he paid.

(7)
Mr. Andreotti retired from the Company on August 3, 2015.

Grants of Plan-Based Awards
2015 Fiscal Year

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				Grant Date Fair Value of Stock and

Name	Award Type	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Option Awards

Giovanni Caforio, M.D.	AIP			$207,325	$1,782,671	$4,475,939
	PSU	03/10/15	03/02/15				1,244	9,757	16,343	(3)(5)	$639,376	(8)
	PSU	03/10/15	03/02/15				4,315	42,307	85,037	(4)(6)	$2,744,455	(9)
	PSU	05/05/15	03/02/15				4,920	48,240	96,962	(4a)(6)	$3,105,691	(10)
	MSU	03/10/15	03/02/15				16,923	28,205	56,410	(7)	$1,894,530	(9)
	MSU	05/05/15	03/02/15				19,296	32,160	64,320	(7a)	$2,059,848	(10)
Charles Bancroft	AIP			$121,000	$1,040,415	$2,612,279
	PSU	03/10/15	03/02/15				1,635	12,820	21,474	(3)(5)	$840,095	(8)
	PSU	03/10/15	03/02/15				3,604	35,335	71,023	(4)(6)	$2,292,181	(9)
	MSU	03/10/15	03/02/15				14,134	23,557	47,114	(7)	$1,582,324	(9)

Francis Cuss, MB BChir, FRCP	AIP			$105,579	$907,813	$2,279,341
	PSU	03/10/15	03/02/15				699	5,479	9,177	(3)(5)	$359,039	(8)
	PSU	03/10/15	03/02/15				3,049	29,895	60,089	(4)(6)	$1,939,289	(9)
	MSU	03/10/15	03/02/15				11,958	19,930	39,860	(7)	$1,338,698	(9)
Sandra Leung	AIP			$103,617	$890,950	$2,237,002
	PSU	03/10/15	03/02/15				1,244	9,757	16,343	(3)(5)	$639,376	(8)
	PSU	03/10/15	03/02/15				2,750	26,965	54,200	(4)(6)	$1,749,220	(9)
	MSU	03/10/15	03/02/15				10,786	17,977	35,954	(7)	$1,207,515	(9)

Murdo Gordon	AIP			$60,476	$520,000	$1,305,619
	PSU	03/10/15	03/02/15				390	3,061	5,127	(3)(5)	$200,587	(8)
	PSU	03/10/15	03/02/15				1,503	14,734	29,615	(4)(6)	$955,795	(9)
	MSU	03/10/15	03/02/15				5,893	9,822	19,644	(7)	$659,744	(9)
Lamberto Andreotti(11)	AIP			$197,720	$1,700,085	$4,268,582
	PSU	03/10/15	03/02/15				7,041	55,227	92,505	(3)(5)	$3,619,025	(8)

(1)
These equity awards were granted under our 2012 Stock Award and Incentive Plan.
(2)
Target payouts under our 2015 annual incentive plan (AIP) are based on a targeted percentage of base salary earned during the year. The Committee reviews company and individual performance in determining the actual incentive award as reported in the Summary Compensation Table. The company performance for 2015 was based 50% on non-GAAP diluted earnings per share, 25% on total revenues (net of foreign exchange), and 25% on pipeline performance. Maximum represents the maximum individual incentive award allowable under our 2015 annual incentive plan and for the Named Executive Officers equals 251.08% of target. For 2015, threshold payout for all three measures was 46.50% of target. The threshold column above reflects the lowest possible combined payout of 11.63% of target based on the threshold payout on the least weighted metric only. The performance targets were the same for all employees participating in the plan. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if threshold performance goals are met.
(3)
Reflects the third tranche of the 2013-2015 performance share unit award.
(4)
Reflects the 2015-2017 performance share unit award.
(4a)
Reflects the additional 2015-2017 performance share unit award granted to Dr. Caforio in order to bring his total long-term incentive value to the level deemed appropriate by the BMS Board of Directors for his new position as CEO, effective May 5, 2015.
(5)
Performance targets under these performance share unit awards are set on an annual basis over a three-year period during the first quarter of each performance year and, for the 2015 tranche, are based 70% on non-GAAP diluted earnings per share and 30% on total revenue (net of foreign exchange). After the end of each year, performance is assessed versus the targets to determine how many units are earned and banked. Actual payouts will be made after the end of the three-year period. For the 2015 tranche, threshold payout for both measures is 42.50% of target. The threshold column above reflects the lowest possible combined payout of 12.75% of target based on the threshold payout on the least weighted metric only. The maximum performance will result in a maximum payout of 167.50% of target. These performance share unit awards accrue dividend equivalents which are payable in stock when the awards are paid out.
(6)
Performance targets under this performance share unit award are set for the first year of the award (2015) and are based 70% on non-GAAP diluted earnings per share and 30% on total revenues (net of foreign exchange). After the end of the first year, performance is assessed versus the targets to determine how many units are earned and banked. Banked units are subject to a two-year holding period and are further adjusted upward or downward by up to 20% based on BMS's three-year Total Shareholder Return (TSR) relative to our extended peer group of companies. Actual payouts will be made on the third anniversary of the grant date. Threshold payout for both financial measures was 42.50% of target. The threshold adjustment factor with respect to the relative 3-year TSR is 80%.The threshold column above reflects the lowest possible combined payout of 10.20% of target based on the threshold payout on the least weighted metric only and the threshold adjustment factor with respect to the relative 3-year TSR. The maximum performance will result in a payout of 201% of target, which is the maximum potential payout of 167.50%, based on financial achievement, further adjusted by the maximum potential 3-year relative TSR modifier of 120%. These performance share unit awards do not accrue dividend equivalents.

(7)
Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the measurement date of February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%. These market share units do not accrue dividend equivalents.
(7a)
Reflects the additional 2015 market share unit award granted to Dr. Caforio in order to bring his total long-term incentive value to the level deemed appropriate by the BMS Board of Directors for his new position as CEO, effective May 5, 2015.
(8)
Fair value of these performance share unit awards is calculated based on the grant date closing price of $65.53 on March 10, 2015 and a probable outcome of a 100% payout.
(9)
Fair value of these performance share unit awards and market share unit awards are estimated as of the date of grant on March 10, 2015 using a Monte Carlo simulation. Assumptions used in these calculations are included in Note 20, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2015.
(10)
Fair value of these performance share unit awards and market share unit awards are estimated as of the date of grant on May 5, 2015 using a Monte Carlo simulation. Assumptions used in these calculations are included in Note 20, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2015.
(11)
Mr. Andreotti's 2015 target annual incentive award was pro-rated through his retirement date effective August 3, 2015. Mr. Andreotti was not granted any market share unit or new performance share unit awards in 2015. The equity figure presented in the table reflects the accounting rules that require us to report the fair value of the third tranche of the 2013-2015 PSU award.

Outstanding Equity Awards at Fiscal Year-End
2015 Fiscal Year

		Option Awards					Stock Awards
	Grant Date/ Performance Award	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested

Name	Period	Exercisable(1)	Unexercisable		Price	Date	(#)(2)		($)(2)(3)	(#)		($)(3)

Giovanni Caforio, M.D.	3/7/2006	20,125	0		$22.89	3/6/2016
	3/6/2007	21,615	0		$27.01	3/5/2017
	3/4/2008	28,840	0		$23.12	3/3/2018
	1/1/2013-12/31/2015						42,725	(5)	$2,939,029
	1/1/2014-2/28/2017									41,431	(6)	$2,850,052
	1/1/2015-2/28/2018									121,333	(7)	$8,346,496
	3/6/2012									5,778	(8)	$397,469
	3/10/2013									19,514	(8)	$1,342,368
	3/10/2014									34,212	(8)	$2,353,443
	3/10/2015									16,923	(9)	$1,164,133
	5/5/2015									19,296	(9)	$1,327,372
Charles Bancroft	3/6/2007	22,598	0		$27.01	3/5/2017
	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	52,884	0		$17.51	3/2/2019
	11/1/2011						3,100	(10)	$213,249
	12/2/2013						19,205	(10)	$1,321,112
	1/1/2013-12/31/2015						56,140	(5)	$3,861,842
	1/1/2014-2/28/2017									49,620	(6)	$3,413,356
	1/1/2015-2/28/2018									47,349	(7)	$3,257,131
	3/6/2012									14,648	(8)	$1,007,636
	3/10/2013									25,640	(8)	$1,763,776
	3/10/2014									40,974	(8)	$2,818,601
	3/10/2015									14,134	(9)	$972,292

Francis Cuss, MB BChir, FRCP	7/1/2013						10,963	(10)	$754,145
	1/1/2013-12/31/2015						23,992	(5)	$1,650,427
	1/1/2014-2/28/2017									38,362	(6)	$2,638,930
	1/1/2015-2/28/2018									40,059	(7)	$2,755,679
	3/6/2012									6,020	(8)	$414,116
	3/10/2013									10,958	(8)	$753,801
	3/10/2014									31,678	(8)	$2,179,130
	3/10/2015									11,958	(9)	$822,591
Sandra Leung	3/7/2006	14,560	0		$22.73	3/6/2016
	12/1/2006	100,000	0	(4)	$24.74	11/30/2016
	3/6/2007	116,100	0	(4)	$27.01	3/5/2017
	3/4/2008	156,582	0	(4)	$22.14	3/3/2018
	3/3/2009	169,893	0	(4)	$17.51	3/2/2019
	1/1/2013-12/31/2015						42,725	(5)	$2,939,029
	1/1/2014-2/28/2017									37,198	(6)	$2,558,871
	1/1/2015-2/28/2018									36,133	(7)	$2,485,596
	3/6/2012									11,148	(8)	$766,871
	3/10/2013									19,514	(8)	$1,342,368
	3/10/2014									30,718	(8)	$2,113,091
	3/10/2015									10,786	(9)	$741,983

Murdo Gordon	7/1/2011						2,335	(10)	$160,625
	8/1/2013						4,531	(10)	$311,687
	1/1/2013-12/31/2015						13,402	(5)	$921,915
	1/1/2014-2/28/2017									13,357	(6)	$918,798
	1/1/2015-2/28/2018									19,744	(7)	$1,358,159
	3/6/2012									2,564	(8)	$176,378
	3/10/2013									6,120	(8)	$420,995
	3/10/2014									11,028	(8)	$758,616
	3/10/2015									5,893	(9)	$405,393
Lamberto Andreotti	12/1/2006	100,000	0	(4)	$24.74	11/30/2016
	3/6/2007	234,720	0	(4)	$27.01	3/5/2017
	3/4/2008	305,909	0	(4)	$22.14	3/3/2018
	3/3/2009	368,706	0	(4)	$17.51	3/2/2019
	1/1/2013-12/31/2015						203,178	(5)	$13,976,584
	1/1/2014-2/28/2017									81,739	(6)	$5,622,840

(1)
These stock option awards vested in four equal installments of 25% on each of the first four anniversaries of the grant date, except the stock option awards granted on December 1, 2006 which vested in three equal installments on the third, fourth, and fifth anniversaries of the grant date. The Company has not granted stock options since 2009.

(2)
Represents restricted stock units and annual tranches of the performance share unit awards banked as of December 31, 2015.
(3)
Values based on closing stock price on December 31, 2015 of $68.79.
(4)
These stock option awards were not exercisable until the closing share price of common stock achieved a price of at least 15% above the option grant price and remained at that price for at least seven consecutive trading days. The thresholds have been attained for all of these awards.
(5)
Represents all three tranches of the 2013-2015 performance share unit award at actual payout. The award vested and was paid on March 10, 2016.
(6)
Represents the number of performance share units granted under the 2014-2016 award based on the actual payout achieved with regard to the one-year financial performance measures in 2014 and a threshold 3-year relative TSR multiplier of 80%. The number of units to be earned will be determined based on the actual 2014 financial payout and BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vests and is payable in March 2017.
(7)
Represents the number of performance share units granted under the 2015-2017 award based on the actual payout achieved with regard to the one-year financial performance measures in 2015 and a threshold 3-year relative TSR multiplier of 80%. The number of units to be earned will be determined based on the actual 2015 financial payout and BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vests and is payable in March 2018.
(8)
Represents market share unit awards at maximum payout of 200%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(9)
Represents market share unit awards at threshold payout of 60%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(10)
These restricted stock unit awards vest in three equal installments on each of the third, fourth, and fifth anniversaries of the grant date.

Option Exercises and Stock Vesting
2015 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Giovanni Caforio, M.D.	0	$0	7,500	$446,325	(3)
			22,838	$1,484,636	(4)
			22,851	$1,423,635	(5)
Charles Bancroft	0	$0	3,100	$203,825	(3)
			51,655	$3,316,189	(4)
			57,926	$3,608,776	(5)
Francis Cuss, MB BChir, FRCP	114,010	$4,797,490	0	$0	(3)
			23,528	$1,515,486	(4)
			23,803	$1,482,932	(5)
Sandra Leung	15,000	$522,898	0	$0	(3)
			39,226	$2,518,147	(4)
			44,084	$2,746,417	(5)
Murdo Gordon	0	$0	2,335	$158,009	(3)
			10,029	$646,424	(4)
			10,140	$631,743	(5)
Lamberto Andreotti	427,500	$17,047,070	0	$0	(3)
			425,866	$27,622,826	(4)(6)
			231,280	$14,408,746	(5)

(1)
The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award.
(2)
The value realized for each restricted stock unit and market share unit award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date. The value realized for each performance share unit award was determined by multiplying the number of units that vested by the market price of our common stock on March 2, 2015, the settlement date.
(3)
Reflects restricted stock units that vested during 2015.
(4)
Reflects market share units that vested during 2015.
(5)
Reflects payouts of the vested 2012-2014 performance share units based on the closing share price of $62.30 on March 2, 2015, the settlement date.
(6)
Includes market share unit awards that vested in connection with Mr. Andreotti's retirement on August 3, 2015. The payout was delayed six months because Mr. Andreotti was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code.

Retirement Plan

            As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan (BEP)—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we closed the plans to new entrants. For active plan participants at year-end 2009, we provided five additional years of pay growth in the pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans.

            The Retirement Income Plan is a tax-qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code that provides income for employees after retirement. The benefit is calculated based on the employee's final average compensation and years of service. All U.S. employees hired before January 1, 2010 who were not participants in a pension plan through a collective bargaining agreement were eligible for the Retirement Income Plan if they worked at least 1,000 hours per year. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

    o
    2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus

    o
    1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Compensation equals the base salary rate plus annual incentive awards paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is generally payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

            The BEP—Retirement Plan is a non-qualified plan that provides income for employees after retirement in excess of the benefits payable under the Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

  •
  Compensation includes the higher of annual incentive award earned or paid during the year.

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Key International Supplemental Program

            The Key International Supplemental Program (KIP Supplemental Plan) is provided to supplement an employee's frozen retirement benefit under his or her Home Country Plan by providing an additional benefit that applies final average salary increases to the benefit formula used to determine his or her retirement benefit under his or her Home Country Plan for the period the employee is employed by a participant employer.

            Specifically, the retirement income each KIP Supplemental Plan participant would be entitled to receive under the KIP Supplemental Plan is determined as follows:

  •
  The benefit that the participant would be entitled to receive under the benefit formula of his or her Home Country Plan, based on actual service credited under such Home Country Plan and his or her Final Average Salary, reduced by the actual benefit, if any, that the participant is entitled to receive from such Home Country Plan, based on actual service and earnings credited under such Home Country Plan (without any salary increases provided while employed by any participating employer).

  •
  Final Average Salary equals the average annual rate of compensation for the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest.

            Under the KIP Supplemental Plan, a Section 409A Participant means a U.S. Participant who accrued benefits under the Plan after December 31, 2004, that are subject to the requirements of Code section 409A.

  •
  A Section 409A Participant will be paid his or her Retirement Income in a cash lump sum on or about the first day of the month following the month in which his or her separation from service occurs; except, however, that if his or her separation of service occurs prior to his or her earliest retirement date, payment will be made on or about the first day of the month following such earliest retirement date.

  •
  A distribution for an executive classified as a "Section 409A Specified Employee" of the company, as defined under Section 409A of the Code, is subject to a six-month deferral following separation from service, to comply with Section 409A requirements.

The Pension Plan for Employees of Bristol-Myers Squibb Canada

            The Pension Plan for Employees of Bristol-Myers Squibb Canada (Canada Retirement Income Plan) is a defined benefit plan. The plan was amended effective July 1, 2010 to close the defined benefit component of the plan for future benefit accruals and to create a defined contributions component for future benefit accruals.

  •
  Normal retirement age is 65. Early retirement age is 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 62. The pension is reduced by 4% for each year that the retirement age precedes age 62.

  •
  The pension is payable in an annuity form of payment.

            The retirement benefit equals:

  •
  For credited service prior to January 1, 2002, if the member was covered under a predecessor plan, the member's pension benefit under the applicable predecessor pension plan, if any; and

  •
  For credited service from January 1, 2002 until June 30, 2010, inclusively:

    o
    1.2% of the member's final average compensation to the average Years' Maximum Pensionable Earnings ("YMPE"), plus

    o
    1.6% of the member's final average compensation that is in excess of such average YMPE, multiplied by the member's credited service accrued from January 1, 2002 to June 30, 2010, inclusively.

Present Value of Accumulated Pension Benefits
2015 Fiscal Year

Name	Plan Name	# of Years of Credited Service(1)	Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
Giovanni Caforio, M.D.(3)	Retirement Income Plan	0.0	$0	$0
	Benefit Equalization Plan	0.0	$0	$0
Charles Bancroft(4)	Retirement Income Plan	25.6	$1,531,867	$0
	Benefit Equalization Plan	25.6	$13,989,678	$0
Francis Cuss, MB BChir, FRCP(4)	Retirement Income Plan	6.5	$455,520	$0
	Benefit Equalization Plan	6.5	$2,705,966	$0
Sandra Leung(4)	Retirement Income Plan	17.8	$1,089,529	$0
	Benefit Equalization Plan	17.8	$7,861,774	$0
Murdo Gordon(5)	Retirement Income Plan	6.5	$313,031	$0
	Benefit Equalization Plan	6.5	$858,814	$0
	KIP Supplemental Plan	13.9	$883,317	$0
	Canada Retirement Income Plan	13.9	$243,663	$0
Lamberto Andreotti(3)(4)(6)	Retirement Income Plan	4.3	$0	$(255,741)
	Benefit Equalization Plan	4.3	$6,175,364	$0

(1)
For the Retirement Income and Benefit Equalization Plans only, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.
(2)
The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2015 disclosure for the Retirement Income Plan, the Benefit Equalization Plan, the KIP Supplemental Plan, and the Canada Retirement Income Plan:
–
65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan
–
100% lump-sum utilization for the KIP Supplemental Plan and 0% lump-sum utilization for the Canada Retirement Income Plan
–
4.22% discount rate for annuities and 4.22% discount rate for lump sums for the Retirement Income Plan
–
3.67% discount rate for annuities and 3.67% discount rate for lump sums for the Benefit Equalization Plan
–
3.96% discount rate for annuities and 3.96% discount rate for lump sums for the KIP Supplemental Plan
–
4.03% discount rate for annuities for the Canada Retirement Income Plan
–
the RP-2014 mortality table with white collar adjustment regressed to base year 2006 projected generationally from 2006 with Scale MP-2015 for annuities under the Retirement Income Plan, the Benefit Equalization Plan, and the KIP Supplemental Plan
–
the 2014 Private Sector Canadian Pensioners mortality table 100% for males and 95% for females projected generationally using CPM Improvement Scale B for the Canada Retirement Income Plan
–
the lump-sum mortality table under IRC Section 417(e)(3) (RP-2014 mortality table projected generationally with Scale MP-2014 with a 50/50 Male/Female Blend) in effect at assumed retirement age for lump sums.

 These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60 for the Retirement Income and Benefit Equalization Plans and at age 62 for KIP Supplemental Plan and Canada Retirement Income Plan, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60 or 62, respectively. The actual benefit received will vary based on age and interest rates at the time of retirement.

(3)
For Mr. Andreotti and Dr. Caforio, does not include the value of participation in the Italian government pension system. Mr. Andreotti commenced his participation in the U.S. pension plan effective September 20, 2005. Dr. Caforio is not a participant in any of the company's defined benefit pension plans.
(4)
Mr. Andreotti, Mr. Bancroft, Ms. Leung, and Dr. Cuss have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.
(5)
Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003. He was a participant in our KIP Supplemental Plan, payable in USD, and Canada Retirement Income Plan, payable in CAD, from August 1, 1989 through June 30, 2003. The present value of accumulated benefits under the KIP Supplemental and Canada Retirement Income Plans listed in the table above was converted from CAD to USD using the average exchange rate for December 2015 of 0.7335.
(6)
Mr. Andreotti retired effective August 3, 2015, and elected to receive lump sum payment of his Retirement Income Plan benefit in the gross amount of $255,741 effective September 1, 2015. With respect to the Benefit Equalization Plan, the amount listed in the above table reflects his lump sum payment effective September 1, 2015. Since Mr. Andreotti was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code, distribution of the payment under the Benefit Equalization Plan was delayed six months. Consequently, Mr. Andreotti received a full distribution of his Benefit Equalization Plan benefit in the gross amount of $6,230,078, effective March 1, 2016. In accordance with plan terms, interest of $54,714 for the six month delay was included in the payout. The assumptions used in determining both of Mr. Andreotti's lump-sum distribution payments were:
–
the 2015 lump sum RP2000 mortality table under IRC Section 417(e)(3)
–
discount rates of 1.63%, 4.14%, and 5.13%, the rates in effect under the three-rate system for distributions from the plan effective September 1, 2015, the first of the month following his date of separation from service.

Non-Qualified Deferred Compensation Plan

            The Benefit Equalization Plan (BEP)—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:

  •
  Employee deferrals to the BEP—Savings Plan begin once the employee's total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

  •
  Employees may defer up to 25% of their eligible compensation.

  •
  The company matching contribution equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute.

  •
  An additional automatic company contribution, which is based on a point system of a participant's age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009 (the year we froze the pension plan), an additional automatic contribution of 2% was provided for a five-year period. Accordingly, 2014 was the last year of this additional 2% automatic contribution for this group.

  •
  The plan is not funded. Benefits are paid from general assets of the company.

  •
  Employees may allocate their contributions among 12 different notional investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

  •
  The employee's full balance under the BEP—Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month deferral following the executive's separation from service.

Non-Qualified Deferred Compensation
2015 Fiscal Year

Name	Executive Contributions in 2015(1)	Registrant Contributions in 2015(2)	Aggregate Earnings in 2015(3)	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance at December 31, 2015(2)(4)
Giovanni Caforio, M.D.(5)	$189,022	$378,044	$14,002	$0	$1,505,570
Charles Bancroft(5)	$136,046	$272,093	$37,728	$0	$2,826,675
Francis Cuss, MB BChir, FRCP(5)	$141,729	$283,484	$(22,437)	$0	$1,723,617
Francis Cuss, MB BChir, FRCP(6)	$0	$0	$4,321	$0	$2,201,082
Sandra Leung(5)	$306,845	$255,734	$(56,241)	$0	$3,607,127
Murdo Gordon(5)	$75,916	$117,349	$1,987	$0	$505,914
Lamberto Andreotti(5)(7)	$384,096	$768,202	$237,781	$0	$8,852,539
Lamberto Andreotti(8)	$15,273,160	$0	$892,921	$0	$16,166,081

(1)
The contribution amounts in this column reflect the deferral of a portion of 2015 base salary and the 2014 annual incentive award that was paid in March 2015. The base salary deferral amount is also included as 2015 Salary in the Summary Compensation Table. The 2014 annual incentive award deferral amount was also included as 2014 Non-Equity Incentive Plan Compensation in the previous year's summary compensation table, as applicable. Solely with respect to Mr. Andreotti, the amount in this column also represents vesting of unvested market share unit awards which are considered deferred compensation under Section 409A of the Internal Revenue Code.
(2)
The contribution amounts in this column are included as All Other Compensation in the Summary Compensation Table. Includes the registrant contributions earned in 2015 for the 27th pay period but paid in January 2016 as well as the additional annual registrant contributions earned in 2015 but paid in February 2016.
(3)
Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years' summary compensation tables. The company does not pay above-market interest rates on non-qualified deferred compensation.
(4)
Portions of the aggregate balances in this column reflect amounts reported in the summary compensation tables in prior years as follows: Mr. Andreotti, $1,055,281 for 2013 and $1,047,983 for 2014; Dr. Caforio, $233,164 for 2013 and $260,015 for 2014; Dr. Cuss, $183,653 for 2013 and $245,407 for 2014; Mr. Bancroft, $398,714 for 2013 and $360,926 for 2014; Ms. Leung, $473,051 for 2013 and $456,031 for 2014.
(5)
Reflects 2015 activity and aggregate balances in the non-qualified BEP-Savings Plan.
(6)
Reflects earnings and aggregate balances related to prior voluntary deferral of annual incentive award under the Annual Incentive Deferral Plan. The company ceased offering participation in the Annual Incentive Deferral Plan effective January 1, 2010.
(7)
Since Mr. Andreotti was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code, payment of his BEP-Savings Plan account balance was delayed six months. Mr. Andreotti received a lump sum payment of his BEP-Savings Plan account balance of $8,214,685 on March 2, 2016. His BEP-Savings Plan account balance continued to accrue interest, gains and losses through the date immediately preceding the date of distribution. The additional annual registrant contributions in the amount of $384,106, credited in February 2016, were included in this distribution.
(8)
Represents vesting of unvested market share unit awards which are considered deferred compensation under Section 409A of the Internal Revenue Code. These awards vested in connection with Mr. Andreotti's retirement on August 3, 2015, however, the payout was delayed six months because Mr. Andreotti was a "Specified Employee" of the company as defined under Section 409A of the Internal Revenue Code. For additional information on these awards, please see the "Option Exercises and Stock Vesting Table" on page 72.

Post-Termination Benefits

            Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

            The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for "good reason," where "good reason" is defined as:

  •
  The executive's monthly base salary is materially reduced;

  •
  The executive's grade level is reduced resulting in a material diminution of the executive's authority, duties, or responsibilities; or

  •
  The location of the executive's job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company's relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Retirement and Death

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise vested stock options. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Restricted Stock Units held for at least one year will vest in full prior to their retirement or death.

    Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Market Share Units held for at least one year will vest in full upon their retirement or death, subject to performance provisions.

    Performance Share Units—

  •
  For awards granted prior to 2014, if at least one year from the start of the first performance year of a performance share unit award has passed, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's retirement or death and (2) in a proportionate amount of the performance share units for the performance year during which the employee retires or dies, subject to performance provisions.

  •
  For awards granted in 2014 and 2015, if at least one year from the start of the first performance year of a performance share unit award has passed, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions (in case of death, performance provisions exclude the 3-year TSR Modifier).

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan, as well as a pro-rata annual contribution on eligible compensation paid in the year of separation from service or death.

    Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Upon signing a general release, an employee has three months to exercise. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their involuntary termination not for cause.

    Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Market Share Units held for at least one year will vest in full upon their involuntary termination not for cause, subject to performance provisions.

    Performance Share Units—

  •
  For awards granted prior to 2014, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest (1) in any performance share units for which the performance year has been completed before the employee's involuntary termination not for cause and (2) in a proportionate amount of the performance share units for the performance year during which the employee is involuntarily terminated not for cause, subject to performance provisions.

  •
  For awards granted in 2014 and 2015, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan. If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee signs a general release, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for a pro-rata annual contribution based on eligible compensation paid in the year of separation from service.

    Post-Retirement Medical Insurance—If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. Starting at age 55, they become eligible for company-subsidized, post-retirement medical benefits.

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for "cause," where "cause" is defined as:

  •
  failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

  •
  severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Change in Control

            As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2016, and may be extended with revisions, as appropriate, beginning on January 1, 2017, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change in control for executives who became eligible for change-in-control benefits prior to September 1, 2010 (including all of the Named

Executive Officers), or 24 months following a change in control for executives who became eligible for change-in-control benefits after September 1, 2010.

            "Change in Control" means the earliest to occur of any one of the following dates:

  (i)
  The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

  (ii)
  The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company's then outstanding securities;

  (iii)
  The date the shareholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company's assets; or

  (iv)
  The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company's shareholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

            Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change in control:

  •
  A cash payment equal to 2.99 years of base salary plus target annual incentive award.

  •
  Payout of annual incentive award on a pro-rata basis at target.

  •
  Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

  •
  Vesting of unvested restricted stock units, including units held less than one year.

  •
  Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

    Performance share units:

      •
      For awards granted prior to 2014, payout of any outstanding performance share units for which the performance year has been completed before the change in control and a payout of a proportionate amount of the target performance share units for the performance year during which the change in control occurs.

      •
      For awards granted in 2014 and 2015, payout of a proportionate amount of the banked performance share units if the first performance year is completed before the change in control and payout of a proportionate amount of the target performance share units if the first performance year is still in progress at the time of the change in control. The pro-rata units are further adjusted by the TSR Modifier which is determined by substituting for the TSR Measurement Date the date of the change in control.

  •
  Three additional years of service and age for pension purposes and eligibility for the plan's early retirement subsidy if the executive's age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

  •
  Eligibility for retiree medical benefits based on three years additional age and service.

  •
  Continuation of health benefits for three years.

  •
  Vesting of unvested match in the company's savings plans.

  •
  Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code. As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. We eliminated the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers effective as of January 1, 2016.

  •
  Payment of any reasonable legal fees incurred to enforce the agreement.

            The following information describes the post-termination benefits for Mr. Andreotti in connection with his termination. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis or are vested benefits, we have not quantified here the value of these payments or benefits.

Lamberto Andreotti

            Mr. Andreotti retired from the company on August 3, 2015. In accordance with our various benefit plans and compensation programs, Mr. Andreotti was entitled to and received the following benefits on account of his retirement:

  •
  Pension benefits under the Retirement Income Plan and Benefit Equalization Plan—Retirement Income Plan.

  •
  Savings plan benefits under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

  •
  The opportunity to receive a pro rata payout of his 2015 annual incentive award.

  •
  The balance of the original option term to exercise vested options.

  •
  The opportunity to receive pro-rata distributions from performance share unit awards and full distributions from market share unit awards that have been outstanding for more than one year, assuming performance thresholds are met.

  •
  Access to retiree medical benefits on the same terms as other retirees as well as post-retirement life-insurance benefits.

            The following illustrates the potential payments and benefits under the company's plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2015. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)
2015 Fiscal Year

Name	Cash Severance (1)	Restricted Stock Units (2)(5)	Market Share Units (3)(5)	Performance Share Units (4)(5)	Retirement (6)	Health (7)	Retiree Medical (8)	Total	Gross-Up on Excise Taxes (9)

Voluntary Termination for Good Reason
Giovanni Caforio, M.D.(11)	$2,800,000	$0	$0	$0	$0	$28,179	$92,467	$2,920,646	$0
Charles Bancroft(10)	$1,875,672	$0	$0	$0	$0	$27,877	$0	$1,903,549	$0
Francis Cuss, MB BChir, FRCP(10)	$1,837,500	$0	$0	$0	$0	$29,346	$0	$1,866,846	$0
Sandra Leung(10)	$1,799,200	$0	$0	$0	$0	$25,881	$0	$1,825,081	$0
Murdo Gordon	$1,300,000	$0	$0	$0	$427,697	$25,519	$139,172	$1,892,388	$0
Involuntary Termination Not for Cause
Giovanni Caforio, M.D.(11)	$2,800,000	$0	$1,223,499	$9,962,350	$0	$28,179	$92,467	$14,106,495	$0
Charles Bancroft(10)	$1,875,672	$0	$0	$0	$0	$27,877	$0	$1,903,549	$0
Francis Cuss, MB BChir, FRCP(10)	$1,837,500	$0	$0	$0	$0	$29,346	$0	$1,866,846	$0
Sandra Leung(10)	$1,799,200	$0	$0	$0	$0	$25,881	$0	$1,825,081	$0
Murdo Gordon	$1,300,000	$163,583	$429,525	$2,519,838	$427,697	$25,519	$139,172	$5,005,333	$0
Qualifying Termination Within 3 Years Following a Change in Control
Giovanni Caforio, M.D.(11)	$10,465,000	$0	$7,554,862	$9,962,350	$0	$85,430	$98,783	$28,166,425	$10,824,976
Charles Bancroft(12)	$6,169,085	$1,194,332	$4,204,514	$0	$6,773,227	$84,512	$0	$18,425,670	$7,852,150
Francis Cuss, MB BChir, FRCP(12)	$5,494,125	$544,817	$2,974,204	$0	$3,350,865	$88,868	$0	$12,452,879	$0
Sandra Leung(12)	$5,379,608	$0	$3,188,623	$0	$4,880,181	$78,565	$0	$13,526,977	$0
Murdo Gordon	$3,498,300	$472,312	$1,773,062	$2,519,838	$2,648,799	$77,479	$141,494	$11,131,284	$4,459,623

(1)
For voluntary termination for good reason and involuntary termination not for cause, severance is equal to 2 times base salary. For change in control, severance is equal to 2.99 times base salary plus target annual incentive award for these Named Executive Officers.
(2)
For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units.
(3)
For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 31, 2015 divided by the 10-day average closing price on the grant date.
(4)
For both involuntary termination not for cause and change in control, represents actual payout of the three tranches of the 2013-2015 award and pro-rata payouts of the 2014-2016 and 2015-2017 awards based on the actual payout on company financial metrics related to the first performance year, further adjusted by the TSR modifier determined by substituting for the TSR Measurement Date the date of December 31, 2015.
(5)
Values as of December 31, 2015 based on the closing stock price of $68.79 on that day.
(6)
Reflects Retirement Income Plan and Benefit Equalization Plan. Change-in-control values include early retirement subsidy and additional years of credited service and age.
(7)
For voluntary termination for good reason and involuntary termination not for cause, reflects health care benefit continuation through the severance period. For change in control, represents continuation of health care benefits for 3 years.
(8)
Reflects cost to the company for providing retiree medical benefits. For change in control, includes additional years of credited service and age.
(9)
Reflects the gross-up our Named Executive Officers are currently eligible for under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income and employment taxes, and the excise tax on the excess parachute payment. Includes Federal income tax of 39.6%, excise tax of 20%, relevant state taxes, Medicare tax of 2.35%, and a tax of 1.03% to reflect the increase in the effective Federal marginal tax rate attributable to the phase-out of itemized deductions. These estimates do not take into account any mitigation for payments which could be shown (under the facts and circumstances) not to be contingent on a change in control or for any payments made in consideration of non-compete agreements or as reasonable compensation. The aggregate present value of a potential payment to Dr. Cuss and Ms. Leung upon a termination of employment as of December 31, 2015 in connection with a change-in-control would not exceed the safe harbor under Internal Revenue Code Section 280G. Consequently, no portion of such payments would constitute an excess parachute payment subject to excise tax. We eliminated remaining excise tax gross ups in change-in-control agreements for grandfathered executives including all of the Named Executive Officers listed above, effective January 1, 2016. Accordingly, this will be the last year for which the company reports any figures in this column.

(10)
These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:
•
a pro-rata portion of restricted stock units held for one year from the grant date;
•
a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions; and
•
(i) for the 2013-2015 award, earned performance share units for the years prior to the retirement and a pro-rata portion of performance share units for the year of retirement, and (ii) for the 2014-2016 and 2015-2017 awards, a pro-rata portion of the entire performance share unit award based on retirement date.
(11)
Dr. Caforio is not a participant in any of the company's pension plans.
(12)
These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:
•
Restricted Stock Units—The difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.
•
Market Share Units—The difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.

ITEM 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

            As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the "Compensation Discussion and Analysis" (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 33. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs in 2015 and the feedback we received from our shareholder engagement. Accordingly, we are requesting your nonbinding vote on the following resolution:

"RESOLVED, that the shareholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company's 2016 Proxy Statement."

            Our executive compensation programs are designed to enable us to attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders' long-term interests. A significant portion of each executive's pay depends on his or her individual performance against financial and operational objectives as well as key behaviors necessary to our continued evolution into a diversified specialty biopharmaceutical company. In addition, a substantial portion of an executive's compensation is in the form of equity awards that tie the executive's compensation directly to creating shareholder value and achieving financial and operational results.

            We value input from our shareholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

            Accordingly, the Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

            The following table summarizes information concerning the company's equity compensation plans and outstanding and exercisable options as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)		Weighted-average exercise price of outstanding options, warrants and rights			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)			(b)		(c)
Equity compensation plans approved by security holders	20.7	(1)		$21.62	(1)	108.4
Equity compensation plans not approved by security holders(2)	0.0		$	N/A		28.5

	20.7			$21.62		136.9

(1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2015, there were a total of approximately 4.5 million shares subject to restricted stock units, approximately 1.8 million shares subject to market share units and approximately 4.1 million shares subject to performance share units.

(2)
No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

            Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee's appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2016. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders. As a matter of good corporate governance, we are asking shareholders to ratify such appointment. In the event our shareholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our shareholders.

            The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fees of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chairperson participate in the process for the selection of D&T's new lead engagement partner.

            Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

            The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb's independent registered public accounting firm for 2016.

Audit and Non-Audit Fees

            The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2015 and 2014 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2014	2015
	(in millions)
Audit	$10.78	$10.69
Audit Related	0.99	.84
Tax	6.48	6.80
All Other	0.44	.19

Total	$18.69	$18.52

             Audit fees for 2014 and 2015 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

             Audit Related fees for 2014 and 2015 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

             Tax fees for 2014 and 2015 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities.

             All Other fees for 2014 and 2015 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking, commercial strategy and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

            The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

            The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2015, the Audit Committee did not delegate pre-approval authority to any of its members.

Audit Committee Report

            As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company's website.

            Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb's consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T's auditing process on behalf of the Board of Directors.

            As part of the oversight of the company's financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

            In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T's provision of non-audit services in 2015 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T's internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

            We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company's internal control over financial reporting, and the overall quality of the company's financial reporting.

            Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2015 be included in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

            In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member's ability to act independently.

The Audit Committee

    Alan J. Lacy, Chair
    Laurie H. Glimcher, M.D.
    Michael Grobstein
    Dinesh C. Paliwal
    Gerald L. Storch

SHAREHOLDER PROPOSAL

            We expect the following shareholder proposal (Item 4) to be presented at the 2016 Annual Meeting. The Board of Directors has recommended a vote against this proposal for the policy reasons set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Corporate Secretary of Bristol-Myers Squibb.

ITEM 4—SHAREHOLDER PROPOSAL ON SPECIAL SHAREOWNER MEETINGS

            The proponent of this resolution is Mr. James McRitchie of 9295 Yorkship Court, Elk Grove, California, 95758.

    Proposal 4—Special Shareowner Meetings

            Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

            A shareholder right for a group owning 15% of the shares of our company to call a special meeting is one method to equalize our lack of a right for shareholders to act by written consent. For instance a group owning 25% of the shares of our company is now needed to call a special meeting compared to Delaware law which allows 10% of such shares to call a special meeting. If 15% of shares could call a special meeting, instead of our current 25% of shares—this would help make up for our lack of a right to act by written consent. Bristol-Myers shareholders gave 49% support to the written consent topic at a previous annual meeting.

            A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

            This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

            "Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% of the entire capital stock of the Corporation issued and outstanding and entitled to vote."

            Please vote to enhance shareholder value:

Special Shareowner Meetings—Proposal 4

Board of Directors' Position

    The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

            After careful consideration, and informed by dialogue with our shareholders on this topic, the Board believes the shareholder proposal to lower the threshold for holders of our common stock to call a special meeting is not in the best interests of the company and its shareholders. The company's Bylaws currently provide that any person or persons holding at least 25% of the company's common stock outstanding and entitled to vote may call a special meeting upon written request to the company's Corporate Secretary. The Board believes that this 25% threshold is reasonable, appropriate and aligned with our shareholders' interests. The current threshold is designed to strike a balance between assuring that shareholders have the ability to call a special meeting and protecting against the risk that a small minority of shareholders, including those with special interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention or for reasons that may not be in the best interests of the company or all of our shareholders. The company's current threshold is well within the mainstream, with 25% emerging as the most common threshold for special meeting rights at public companies. In addition, the company's 25% threshold is equal to or lower than the comparable threshold adopted by approximately 73% of Delaware corporations in the S&P 500 Index that permit shareholders to call a special meeting.

            We believe that a special shareholder meeting should only be convened to discuss extraordinary events when fiduciary, strategic or similar considerations dictate the matter be addressed prior to the next annual meeting. Convening a special meeting imposes substantial legal, administrative and distribution costs associated with, among other things, preparing the required disclosure documents, printing and mailing. In addition, preparing for and conducting a special meeting requires a significant commitment of time and focus from the company's Board and senior management, distracting them from their primary focus of maximizing long-term financial returns and operating the company's business in the best interests of shareholders. The Board believes that a 25% threshold establishes the appropriate balance between meaningful accountability and mitigation of risk that may be presented by a lower threshold, including significant costs, Board and management distraction and waste of corporate resources.

            Our shareholders' ability to vote on significant matters is further ensured and protected by state law and other regulations. As a Delaware corporation, the company is required to have all major corporate actions, such as mergers, a sale of all or substantially all of the company's assets or increases or decreases in authorized shares, approved by shareholders. As a New York Stock Exchange listed company, the company is also required to, among other things, obtain shareholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20% of the company's voting power.

            The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. Following extensive engagement with our shareholders throughout 2015, our Board amended the company's Bylaws to adopt a proxy access shareholder right in February 2016. The Board took particular care to adopt a bylaw with provisions that reflect the input of our shareholders, the details of which are described on page 13 of this Proxy Statement under the heading "Proxy Access Shareholder Right." In addition to engaging with our shareholders on a regular basis, our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our stockholders. For example, our Board recommended, and our stockholders approved, amendments to our governing documents to eliminate all supermajority provisions applicable to common stockholders. In addition, the Board's Committee on Directors and Corporate Governance has created a process for stockholders to communicate directly with our non-management directors outside the annual meeting cycle, which is described on page 28 of this Proxy Statement under the heading "Communications with our Board of Directors." More information about the company's corporate governance practices and policies can be found beginning on page 19 of this Proxy Statement under the heading "Corporate Governance and Board Matters."

            The existing 25% threshold protects shareholder interests by ensuring that special meeting matters are (i) of concern to a significant number of shareholders, (ii) worth the significant expense to the company, and (iii) not an unnecessary distraction to the Board and management. As informed by ongoing dialogue with our shareholders on this topic, the Board continues to believe that a 25% threshold ensures that a meaningful percentage of our shareholders agree on the need for a special meeting before a special meeting is called.

            In light of the strong shareholder rights the company already has in place, including the right for shareholders of 25% to call a special meeting, and the Board's demonstrated commitment to establishing good governance practices, the Board recommends that you vote against this proposal.

The Board of Directors unanimously recommends a vote "AGAINST" the proposal.

 VOTING SECURITIES AND PRINCIPAL HOLDERS

            At the close of business on March 11, 2016, there were 1,672,628,330.51 shares of $0.10 par value common stock and 4,161 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

            The following table sets forth, as of March 15, 2016, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

	Bristol-Myers Squibb Company
Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	1,573,350	1,009,335	4,021
P. J. Arduini	0	0	0
C. Bancroft	327,837	112,942	0
G. Caforio, M.D.	169,143	58,495	0
L. B. Campbell	45,058	0	42,948
F. Cuss, MB BChir, FRCP	287,973	0	0
L. H. Glimcher, M.D.	88,190	0	88,190
M. Gordon	12,615	0	0
M. Grobstein	63,935	0	60,552
A. J. Lacy	50,706	0	48,401
S. Leung	892,821	542,575	0
T. J. Lynch, Jr, M.D.	10,119	0	10,119
D. C. Paliwal	14,083	0	10,826
V. L. Sato, Ph.D.	50,596	0	50,596
G. L. Storch	29,050	0	29,050
T. D. West, Jr.	45,858	0	45,858
All Directors and Executive Officers as a Group(4)	4,089,696	1,811,405	390,562

(1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.

(2)
Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, and the target number of market share units that vest within 60 days. None of these shares have any voting rights.

(3)
Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

(4)
Includes 23 individuals.

Principal Holders of Voting Securities

            The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of our common stock. There are no beneficial owners of more than 5% of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	137,704,551(1)	8.25%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	103,949,993(2)	6.2%(2)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	100,997,126(3)	6.05%(3)

(1)
This information is based on the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 11, 2016 reporting beneficial ownership as of December 31, 2015. The reporting person has shared voting power with respect to 48,449,309 shares and shared dispositive power with respect to 137,704,551 shares.

(2)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2016 reporting beneficial ownership as of December 31, 2015. The reporting person has sole voting power with respect to 89,517,718 shares, and sole dispositive power with respect to 103,949,993.

(3)
This information is based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016 reporting beneficial ownership as of December 31, 2015. The reporting person has sole voting power with respect to 3,112,369 shares, sole dispositive power with respect to 97,679,180 shares and shared dispositive power with respect to 3,297,946 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

            Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2015 all applicable Section 16(a) filing requirements were met, except that, due to an administrative error, a Form 4 was filed late for Lamberto Andreotti relating to the sale of 11,600 shares of common stock on October 5, 2015.

Policy on Hedging and Pledging

            Our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

OTHER MATTERS

Advance Notice Procedures

            As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year's annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2017 Annual Meeting, we must receive this notice between January 3, 2017 and February 2, 2017. These requirements are separate and distinct from the SEC requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement. For further information on how a shareholder may nominate a candidate to serve as a director, please see pages 12 and 13.

            Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

2017 Shareholder Proposals

            Shareholder proposals relating to our 2017 Annual Meeting of Shareholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary, no later than November 23, 2016. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Shareholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to shareholders.

Compensation Committee Interlocks and Insider Participation

            There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2015.

Availability of Corporate Governance Documents

            Our Corporate Governance Guidelines (including the standards of director independence), Principles of Integrity, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to anyone who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

FREQUENTLY ASKED QUESTIONS

Why am I receiving these materials?

            This Proxy Statement is being delivered to all shareholders of record as of the close of business on March 11, 2016 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 3, 2016. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to shareholders on or about March 23, 2016. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is "Notice and Access" and how does it affect me?

            The U.S. Securities and Exchange Commission (SEC) has adopted a "Notice and Access" model which permits us to provide proxy materials to our shareholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our shareholders a "Notice of Internet Availability of Proxy Materials." This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our shareholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is "householding" and how does it work?

            "Householding" is a procedure we adopted whereby shareholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the shareholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

            If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

Who can attend the Annual Meeting?

            Only shareholders of Bristol-Myers Squibb as of the record date, March 11, 2016, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

            If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

            If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

            We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

            All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 11, 2016 will be entitled to vote at the 2016 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered shareholder?

            Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

  i)
  via Internet at www.proxyvote.com;

  ii)
  by telephone at (800) 690-6903
  iii)
  by mail, if you received a paper copy of the proxy materials; or

  iv)
  in person at the Annual Meeting.

            Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

            If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

            If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial shareholder?

            If you are a beneficial shareholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

            Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

            Under NYSE rules, the election of directors, the advisory vote to approve the compensation of our named executive officers, the approval of two amendments to our Amended and Restated Certificate of Incorporation and the approval of any shareholder proposals are considered "non-discretionary" items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

            At the Annual Meeting, we will consider and act on the following items of business:

  i)
  the election to the Board of Directors the 11 persons nominated by the Board, each for a term of one year;

  ii)
  an advisory vote to approve the compensation of our named executive officers;

  iii)
  the ratification of the appointment of our independent registered public accounting firm; and

  iv)
  one shareholder proposal, if presented at the meeting

            We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

            For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the advisory vote to approve the compensation of our named executive officers, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and AGAINST the shareholder proposal.

How will my shares be voted at the Annual Meeting?

Voting Options

Item	Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non- Votes

1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a vote cast	No	No effect
2	Advisory vote to approve the compensation of our named executive officers	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
3	Ratification of the appointment of an independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
4	Shareholder proposal on special shareowner meetings	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

How many votes are needed to elect the directors and to approve each of the proposals?

            Director Elections: A majority of votes cast with respect to each director's election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

            Advisory Vote: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our named executive officers. Because your vote is advisory, it will not be binding upon our Board of Directors.

Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

            Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

            Shareholder Proposal: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the shareholder proposal, if presented at the meeting. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

How are the votes counted?

            In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes "FOR," "AGAINST" or "ABSTAIN" on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

            If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

  i)
  by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;
  ii)
  by casting a new vote by telephone or by the Internet; or

  iii)
  by voting in person at the Annual Meeting.

            If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

            All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

            If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

            An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

            Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

            We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

EXHIBIT A

Categorical Standards of Independence

            In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:

a)
an immediate family member of the director is or has been employed by the company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the company;

b)
more than three years has elapsed since i) the director was employed by the company, ii) an immediate family member of the director was employed by the company as an executive officer, or iii) an executive officer of the company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any twelve-month period within the last three years, $120,000 or less in direct compensation from the company (other than director's fees or compensation that was deferred for prior service with the company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the company's independent auditor or ii) an immediate family member personally worked on the company's audit as a partner or employee of the company's independent auditor;

e)
the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the company's audit;

f)
the director of the company, or an immediate family member of a director, is a director, an executive officer or an employee of, or is otherwise affiliated with, another company that makes payment to, or receives payment from, the company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

g)
the director of the company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the company for property or services; and

h)
the director of the company is a director, executive officer, trustee of, or is otherwise affiliated with, a charitable organization or non-profit organization, and the company's, or the Bristol-Myers Squibb Foundation's discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

A-1

EXHIBIT B

DIRECTIONS TO OUR PLAINSBORO OFFICE AT
777 SCUDDERS MILL ROAD
PLAINSBORO, NJ 08536

By Car:

From New York:

    Take the Lincoln Tunnel.
    Take the New Jersey Turnpike South/Newark Exit.
    Exit Left onto I-95 South.
    Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.
    Merge onto US-1 South toward Trenton.
    Take ramp onto Scudders Mill Rd.
    Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

    Take I-95 North.
    Merge onto US-1 North via Exit 67A toward New Brunswick.
    Turn Slight Right onto Scudders Mill Road.
    Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

            New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

            Free parking for shareholders attending the 2016 Annual Meeting is available. Please go directly to the parking area reserved for shareholders.

B-1

Y O U R    V O T E    I S    I M P O R T A N T
P L E A S E    V O T E    Y O U R    P R O X Y

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 28, 2016 for shares in employee benefit plans or (ii) Monday, May 2, 2016 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares. P.O. BOX 4000 PRINCETON, NJ 08540 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 28, 2016 for shares in employee benefit plans or (ii) Monday, May 2, 2016 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 25, 2016 to ensure timely receipt of your proxy. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E01285-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRISTOL-MYERS SQUIBB COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1. 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1A) L. Andreotti THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2 AND 3. For Against Abstain 1B) P. J. Arduini ! ! ! ! ! ! 2. Advisory Vote to Approve the Compensation of our Named Executive Officers Ratification of the Appointment of Independent Registered Public Accounting Firm 1C) G. Caforio, M.D. 3. 1D) L. H. Glimcher, M.D. 1E) M. Grobstein THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 4. For Against Abstain 1F) A. J. Lacy ! ! ! 4. Special Shareowner Meetings 1G) T. J. Lynch, Jr., M.D. 1H) D. C. Paliwal 1I) V. L. Sato, Ph.D. 1J) G. L. Storch 1K) T. D. West, Jr. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! Yes ! No Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET 2016 Annual Meeting of Shareholders Tuesday, May 3, 2016 10:00 A.M. Bristol-Myers Squibb Company 777 Scudders Mill Road Plainsboro, New Jersey PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the shareholder(s) listed on the reverse side of this card and is not transferable. Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey. Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000. Free parking for shareholders attending the 2016 Annual Meeting is available at Bristol-Myers Squibb. Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting: The Notice of 2016 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. E01286-TBD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 2016 The undersigned hereby appoints Giovanni Caforio, M.D., Charles Bancroft, and Katherine R. Kelly, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Shareholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on May 3, 2016 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 28, 2016, the Trustee will vote the shares in the same proportion as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2 and 3 and AGAINST Item 4. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Address Changes/Comments: